Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

The PNC Financial Services Group, Inc.

Pittsburgh, Pennsylvania

We have audited the accompanying consolidated balance sheet of The PNC Financial Services Group, Inc. and subsidiaries (“the Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The PNC Financial Services Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

February 28, 2005 (except for Notes 13 and 25,

which are as of December 28, 2005)

CONSOLIDATED STATEMENT OF INCOME

THE PNC FINANCIAL SERVICES GROUP, INC.

	Year ended December 31
In millions, except per share data	2004	2003	2002
INTEREST INCOME
Loans and fees on loans	$2,043	$1,962	$2,294
Securities available for sale and held to maturity	568	581	616
Other	141	169	262

Total interest income	2,752	2,712	3,172
INTEREST EXPENSE
Deposits	484	457	659
Borrowed funds	299	259	316

Total interest expense	783	716	975

Net interest income	1,969	1,996	2,197
Provision for credit losses	52	177	309

Net interest income less provision for credit losses	1,917	1,819	1,888

NONINTEREST INCOME
Asset management	994	861	853
Fund servicing	817	762	816
Service charges on deposits	252	239	227
Brokerage	219	184	195
Consumer services	264	251	239
Corporate services	473	485	526
Equity management gains (losses)	67	(25)	(51)
Net securities gains	55	116	89
Other	422	384	303

Total noninterest income	3,563	3,257	3,197

NONINTEREST EXPENSE
Compensation	1,755	1,480	1,417
Employee benefits	309	324	284
Net occupancy	267	282	243
Equipment	290	276	271
Marketing	87	64	51
Other	1,027	1,050	961

Total noninterest expense	3,735	3,476	3,227

Income from continuing operations before minority and noncontrolling interests and income taxes	1,745	1,600	1,858
Minority and noncontrolling interests in income of consolidated entities	10	32	37
Income taxes	538	539	621

Income from continuing operations	1,197	1,029	1,200
Income (loss) from discontinued operations (less applicable income tax benefit of $9)			(16)

Income before cumulative effect of accounting change	1,197	1,029	1,184
Cumulative effect of accounting change (less applicable income tax benefit of $14)		(28)

Net income	$1,197	$1,001	$1,184

EARNINGS PER COMMON SHARE
From continuing operations
Basic	$4.25	$3.68	$4.23
Diluted	$4.21	$3.65	$4.20
From net income
Basic	$4.25	$3.58	$4.18
Diluted	$4.21	$3.55	$4.15
AVERAGE COMMON SHARES OUTSTANDING
Basic	281	280	283
Diluted	284	281	285

See accompanying Notes To Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET

THE PNC FINANCIAL SERVICES GROUP, INC.

	December 31
In millions, except par value	2004	2003
ASSETS
Cash and due from banks	$3,230	$2,968
Federal funds sold and resale agreements	1,635	1,876
Other short-term investments, including trading securities	1,848	720
Loans held for sale	1,670	1,400
Securities available for sale and held to maturity	16,761	15,690
Loans, net of unearned income of $902 and $1,009	43,495	36,303
Allowance for loan and lease losses	(607)	(632)

Net loans	42,888	35,671
Goodwill	3,001	2,390
Other intangible assets	354	317
Other	8,336	7,136

Total assets	$79,723	$68,168

LIABILITIES
Deposits
Noninterest-bearing	$12,915	$11,505
Interest-bearing	40,354	33,736

Total deposits	53,269	45,241
Borrowed funds
Federal funds purchased	219	169
Repurchase agreements	1,376	1,081
Bank notes and senior debt	2,383	2,823
Subordinated debt	4,050	3,729
Commercial paper	2,251	2,226
Other borrowed funds	1,685	1,425

Total borrowed funds	11,964	11,453
Allowance for unfunded loan commitments and letters of credit	75	91
Accrued expenses	2,406	2,275
Other	4,032	2,001

Total liabilities	71,746	61,061

Minority and noncontrolling interests in consolidated entities	504	462

SHAREHOLDERS’ EQUITY
Preferred stock (a)
Common stock - $5 par value
Authorized 800 shares
Issued 353 shares	1,764	1,764
Capital surplus	1,265	1,108
Retained earnings	8,273	7,642
Deferred compensation expense	(51)	(29)
Accumulated other comprehensive (loss) income	(54)	60
Common stock held in treasury at cost: 70 and 76 shares	(3,724)	(3,900)

Total shareholders’ equity	7,473	6,645

Total liabilities, minority and noncontrolling interests, and shareholders’ equity	$79,723	$68,168

(a)	Less than $.5 million at each date.

See accompanying Notes To Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

THE PNC FINANCIAL SERVICES GROUP, INC.

	Shares Outstanding
In millions	Preferred Stock	Common Stock	Preferred Stock	Common Stock	Capital Surplus	Retained Earnings	Deferred Compensation Expense	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at January 1, 2002	1	283	$1	$1,764	$1,077	$6,549	$(16)	$5	$(3,557)	$5,823
Net income						1,184				1,184
Net unrealized securities gains								265		265
Net unrealized gains on cash flow hedge derivatives								37		37
Minimum pension liability adjustment								(2)		(2)
Other								16		16

Comprehensive income										1,500

Cash dividends declared
Common						(545)				(545)
Preferred						(1)				(1)
Treasury stock activity	(1)	2	(1)		13				52	64
Tax benefit of stock option plans					9					9
Subsidiary stock transactions					2					2
Deferred compensation expense							7			7

Balance at December 31, 2002		285		1,764	1,101	7,187	(9)	321	(3,505)	6,859

Net income						1,001				1,001
Net unrealized securities losses								(176)		(176)
Net unrealized losses on cash flow hedge derivatives								(87)		(87)
Other								2		2

Comprehensive income										740

Cash dividends declared
Common						(545)				(545)
Preferred						(1)				(1)
Treasury stock activity		(8)			(1)				(395)	(396)
Tax benefit of stock option plans					6					6
Stock options granted					12					12
Subsidiary stock transactions					(10)					(10)
Deferred compensation expense							(20)			(20)

Balance at December 31, 2003		277		1,764	1,108	7,642	(29)	60	(3,900)	6,645

Net income						1,197				1,197
Net unrealized securities losses								(69)		(69)
Net unrealized losses on cash flow hedge derivatives								(42)		(42)
Other								(3)		(3)

Comprehensive income										1,083

Cash dividends declared
Common						(565)				(565)
Preferred						(1)				(1)
Treasury stock activity		6			116				176	292
Tax benefit of stock option plans					15					15
Stock options granted					22					22
Subsidiary stock transactions					4					4
Deferred compensation expense							(22)			(22)

Balance at December 31, 2004		283		$1,764	$1,265	$8,273	$(51)	$(54)	$(3,724)	$7,473

See accompanying Notes To Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

THE PNC FINANCIAL SERVICES GROUP, INC.

	Year ended December 31
In millions	2004	2003	2002
OPERATING ACTIVITIES
Net income	$1,197	$1,001	$1,184
Loss from discontinued operations			16
Cumulative effect of accounting change		28

Income from continuing operations	1,197	1,029	1,200
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Provision for credit losses	52	177	309
Depreciation, amortization and accretion	302	289	242
Deferred income taxes	88	216	487
Securities transactions	(55)	(116)	(89)
Valuation adjustments	(37)	(40)	2
Net change in
Loans held for sale	(265)	348	2,902
Other short-term investments	(1,191)	33	(243)
Other	346	(230)	(82)

Net cash provided by operating activities	437	1,706	4,728

INVESTING ACTIVITIES
Net change in
Loans	(3,202)	338	4,352
Federal funds sold and resale agreements	241	1,029	(2,080)
Repayment of securities	4,297	6,181	3,158
Sales
Securities	14,206	11,514	16,395
Loans	125	3	3
Foreclosed and other nonperforming assets	23	16	11
Purchases
Securities	(18,094)	(19,744)	(18,967)
Loans	(2,741)	(1,530)	(874)
Net cash received (paid) for acquisitions/divestitures	213	(10)	(1,676)
Other	(261)	(495)	(193)

Net cash (used) provided by investing activities	(5,193)	(2,698)	129

FINANCING ACTIVITIES
Net change in
Noninterest-bearing deposits	1,023	942	(586)
Interest-bearing deposits	4,724	(683)	(1,736)
Federal funds purchased		131	(129)
Repurchase agreements	265	267	(140)
Commercial paper	25	2,226
Sales/issuances
Bank notes and senior debt	500
Subordinated debt	504	894
Other borrowed funds	42,226	22,012	22,246
Common stock	144	134	131
Repayments/maturities
Bank notes and senior debt	(900)	(1,555)	(2,047)
Subordinated debt	(200)	(434)
Other borrowed funds	(42,476)	(22,028)	(23,114)
Acquisition of treasury stock	(251)	(601)	(62)
Cash dividends paid	(566)	(546)	(546)

Net cash provided (used) by financing activities	5,018	759	(5,983)

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	262	(233)	(1,126)
Cash and due from banks at beginning of year	2,968	3,201	4,327

Cash and due from banks at end of year	$3,230	$2,968	$3,201

CASH PAID FOR
Interest	$782	$736	$997
Income taxes	486	165	189
NON-CASH ITEMS
Transfer from (to) loans held for sale to (from) loans, net	32	(101)	(258)
Transfer from loans to other assets	22	16	14
Exchange of subordinated debt for investments		27

See accompanying Notes To Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE PNC FINANCIAL SERVICES GROUP, INC.

BUSINESS

We are one of the largest diversified financial services companies in the United States, operating businesses engaged in:

•	Consumer banking,

•	Institutional banking,

•	Wealth management,

•	Asset management, and

•	Global fund processing services.

We provide many of our products and services nationally and others in our primary geographic markets located in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky. We also provide certain asset management and global fund processing services internationally. We are subject to intense competition from other financial services companies and are subject to regulation by various domestic and international authorities.

NOTE 1 ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION

Our consolidated financial statements include the accounts of the parent company and its subsidiaries, most of which are wholly owned, and certain partnership interests and variable interest entities. We prepared these statements in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles” or “GAAP”). We have eliminated all significant intercompany accounts and transactions. We have also reclassified certain prior year amounts to conform with the 2004 presentation. These reclassifications did not have a material impact on our consolidated financial condition or results of operations.

Special Purpose Entities

Special purpose entities are broadly defined as legal entities structured for a particular purpose. We use special purpose entities in various legal forms to conduct normal business activities. Special purpose entities that meet the criteria for a Qualifying Special Purpose Entity (“QSPE”) as defined in Statement of Financial Accounting Standards No. (“SFAS”) 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are not required to be consolidated. We review special purpose entities that are not QSPEs for consolidation in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised 2003), “Consolidation of Variable Interest Entities” (“FIN 46”).

In general, a variable interest entity (“VIE”) is a special purpose entity formed as a corporation, partnership, limited liability corporation, or any other legal structure used to conduct activities or hold assets that either:

•	Does not have equity investors with voting rights that can directly or indirectly make decisions about the entity’s activities through those voting rights or similar rights, or

•	Has equity investors that do not provide enough cash or other financial resources for the entity to support its activities.

A VIE often holds financial assets, including loans or receivables, real estate or other property.

We consolidate a VIE if we are considered to be the primary beneficiary. The primary beneficiary is subject to a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the entity’s residual returns, or both. Upon consolidation of a VIE, we generally record all of the VIE’s assets, liabilities and noncontrolling interests at fair value, with future changes based upon consolidation accounting principles. See Note 2 Variable Interest Entities for more information about VIEs in which we hold a significant interest but are not required to consolidate.

BUSINESS COMBINATIONS

We record the net assets of companies that we acquire at their estimated fair value at the date of acquisition and we include the results of operations of the acquired business in our consolidated statement of income from the date of acquisition. We recognize as goodwill the excess of the purchase price over the estimated fair value of the net assets acquired.

USE OF ESTIMATES

We prepare the consolidated financial statements using financial information available at the time, which requires us to make estimates and assumptions that affect the amounts reported. Actual results will differ from these estimates and the differences may be material to the consolidated financial statements.

REVENUE RECOGNITION

We earn net interest and noninterest income from various sources, including:

•	Lending,

•	Securities portfolio,

•	Investment management and fund servicing,

•	Customer deposits,

•	Loan servicing,

•	Brokerage services, and

•	Securities and derivatives trading activities including foreign exchange.

We also earn revenue from selling loans and securities, and we recognize income or loss from certain private equity activities. We also earn fees and commissions from:

•	Issuing loan commitments, standby letters of credit and financial guarantees,

•	Selling various insurance products,

•	Providing treasury management services, and

•	Participating in certain capital markets transactions.

We recognize revenue from loan servicing, securities and derivatives and foreign exchange trading, and securities underwriting activities as they are earned based on contractual terms, as transactions occur or as services are provided. Revenue earned on interest-earning assets is recognized based on the effective yield of the financial instrument. Service charges on deposit accounts are recognized as charged. Brokerage fees and gains on the sale of securities and certain derivatives are recognized on a trade-date basis.

We recognize asset management and fund servicing fees primarily as the services are performed. Asset management fees are primarily based on a percentage of the fair value of the assets under management and performance fees are primarily based on a percentage of the returns on such assets. Fund servicing fees are primarily based on a percentage of the fair value of the fund assets and the number of shareholder accounts we service.

We recognize revenue from the sale of loans upon closing of the transaction. We record private equity income or loss based on changes in the valuation of the underlying investments or when we dispose of our interest.

In certain circumstances, revenue is reported net of associated expenses in accordance with applicable accounting guidance and industry practice.

INVESTMENTS

We have interests in various types of investments. The accounting for these investments is dependent on a number of factors including, but not limited to, items such as:

•	Marketability of the investment,

•	Ownership interest,

•	Our plans for the investment, and

•	The nature of the investment.

Private Equity Investments

We report private equity investments, which include direct investments in companies, interests in limited partnerships, and general partnership interests, at estimated fair values. These estimates are based upon available information and may not necessarily represent amounts that we will ultimately realize through distribution, sale or liquidation of the investments. The valuation procedures applied to direct investments include techniques such as multiples of cash flow of the entity, independent appraisals of the entity or the pricing used to value the entity in a recent financing transaction. We value general partnership interests based on the underlying investments of the partnership using procedures consistent with those applied to direct investments. We generally value limited partnership investments based on the financial statements we receive from the general partner. We include all private equity investments in the consolidated balance sheet in other assets. Changes in the fair value of these assets are recognized in noninterest income.

We consolidate private equity investments when we are the sole general partner in a limited partnership and have determined that we have control of the partnership.

Equity Securities and Partnership Interests

We account for equity investments other than private equity investments under one of the following methods:

•	Marketable equity securities are recorded on a trade-date basis and are accounted for at fair value based on the securities’ quoted market prices from a national securities exchange. Those purchased with the intention of recognizing short-term profits are placed in the trading account, carried at market value and classified as short-term investments. Gains and losses on trading securities are included in noninterest income. Marketable equity securities not classified as trading are designated as securities available for sale and are carried at fair value with unrealized gains and losses, net of income taxes, reflected in accumulated other comprehensive income or loss. Any unrealized losses that we have determined to be other than temporary are recognized in the period that the determination is made.

•	Investments in nonmarketable equity securities are recorded using the cost or equity method of accounting. The cost method is used for those investments in which we do not have significant influence over the investee. Under this method, there is no change to the cost basis unless there is an other-than-temporary decline in value. If the decline is determined to be other than temporary, we write down the cost basis of the investment to a new cost basis that represents realizable value. The amount of the write-down is accounted for as a loss included in noninterest income in the period the determination is made. Distributions received from income on cost method investments are included in noninterest income. We use the equity method for those investments in which we have significant influence over the operations of the investee. Under the equity method, we record our equity ownership share of the net income or loss of the investee in noninterest income. We include nonmarketable equity securities in other assets in the consolidated balance sheet.

For investments in limited partnerships that are not required to be consolidated, we use either the cost method or the equity method as described above for nonmarketable equity securities. We use the equity method if our limited partner ownership interest in the partnership is greater than 3%. We use the cost method for the remaining limited partnership investments. We account for general partnership interests under the equity method when we have determined that we do not have control over these entities and are not required to consolidate them. General and limited partnership investments are included in other assets in the consolidated balance sheet.

Debt Securities

Debt securities are recorded on a trade-date basis. We classify debt securities as securities and carry them at amortized cost if we have the positive intent and ability to hold the securities to maturity. Debt securities that we purchase for short-term appreciation or other trading purposes are carried at market value and classified as short-term investments. Gains and losses on these securities are included in noninterest income. Debt securities not classified as held to maturity or trading are designated as securities available for sale and carried at fair value with unrealized gains and losses, net of income taxes, reflected in accumulated other comprehensive income or loss. Other-than-temporary declines in the fair value of available for sale debt securities are recognized as a security loss included in noninterest income in the period in which the determination is made. We review for impairment all debt securities that are in an unrealized loss position on a quarterly basis.

We include all interest on debt securities, including amortization of premiums and accretion of discounts using the interest method, in interest income. We compute gains and losses realized on the sale of debt securities available for sale on a specific security basis and include them in noninterest income.

LOANS AND COMMITMENTS HELD FOR SALE

We designate as held for sale loans and related loan commitments when we have a positive intent to sell them. We transfer loans and commitments to the loans held for sale category at the lower of cost or fair market value. At the time of transfer, related write-downs on the loans and commitments are recorded as charge-offs or as a separate liability, respectively. We establish a new cost basis and we recognize any subsequent lower of cost or market adjustment as a valuation allowance with changes included in noninterest income. Gains or losses on the sale of these loans are also included in noninterest income.

We apply the lower of cost or market analysis on pools of homogeneous loans and commitments on a net aggregate basis. For non-homogeneous loans and commitments, we do this analysis on an individual loan and commitment basis.

Interest income with respect to loans held for sale other than those in nonaccrual status is accrued based on the principal amount outstanding.

In certain circumstances, loans and commitments designated as held for sale may be later transferred back to the loan portfolio based on our intent to retain the credit exposure. We transfer these loans and commitments to portfolio at the lower of cost or market value.

LOANS AND LEASES

Loans are stated at the principal amounts outstanding, net of unearned income and premium or discount on loans purchased. Interest income related to loans other than nonaccrual loans is accrued based on the principal amount outstanding and credited to interest income as earned using the interest method. Significant loan fees are deferred and accreted to interest income over the respective lives of the loans. Loan origination costs are not deferred and are included in noninterest expense. The net impact of this practice compared with full accrual of fees and amortization of costs is not material to our consolidated results of operations.

We also provide financing for various types of equipment, aircraft, energy and power systems, and rolling stock through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments plus estimated residual value of the leased property, less unearned income. Leveraged leases, a form of financing lease, are carried net of nonrecourse debt. We recognize income over the term of the lease using methods that approximate the level yield method. Lease residual values are reviewed for other-than-temporary impairment on at least an annual basis. Gains or losses on the sale of leased assets are included in other noninterest income while valuation adjustments on lease residuals are included in other noninterest expense.

LOAN SALES, SECURITIZATIONS AND RETAINED INTERESTS

We recognize the sale of loans or other financial assets when the transferred assets are legally isolated from our creditors and the appropriate accounting criteria are met. We also sell mortgage and other loans through secondary market securitizations. In certain cases, we may retain a portion or all of the securities issued, interest-only strips, one or more subordinated tranches, servicing rights and, in some cases, cash reserve accounts, all of which are considered retained interests in the transferred assets. Our loan sales and securitizations are generally structured without recourse to us and with no restrictions on the retained interests. In the event we are obligated for recourse liabilities in a sale, our policy is to record such liabilities at fair value upon closing of the transaction. Gains or losses recognized on the sale of the loans depend on the allocation of carrying value between the loans sold and the retained interests, based on their relative fair market values at the date of sale. We generally estimate fair value based on the present value of future expected cash flows using assumptions as to discount rates, interest rates, prepayment speeds, credit losses and servicing costs, if applicable. Gains or losses on these transactions are reported in noninterest income.

Servicing rights retained are carried at the lower of carrying value or fair market value and are amortized over their estimated lives in proportion to estimated net servicing income.

Each quarter, we evaluate our servicing assets for impairment by categorizing the pools of assets underlying servicing rights by product type. A valuation allowance is recorded and reduces current income when the carrying amount of a specific asset category exceeds its fair value.

We classify other securities retained as debt securities available for sale or other assets, depending on the form of the retained interest. Retained interests that are subject to prepayment risk are reviewed on a quarterly basis for impairment. If the fair value of the retained interest is below its carrying amount and the decline is determined to be other-than-temporary, then the decline is reflected in earnings. We recognize other adjustments to the fair market value of retained interests through accumulated other comprehensive income or loss.

NONPERFORMING ASSETS

Nonperforming assets include:

•	Nonaccrual loans,

•	Troubled debt restructurings,

•	Nonaccrual loans held for sale, and

•	Foreclosed assets.

Other than consumer loans, we generally classify loans and loans held for sale as nonaccrual when we determine that the collection of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loans are well secured and in the process of collection. When interest accrual is discontinued, accrued but uncollected interest credited to income in the current year is reversed and unpaid interest accrued in the prior year, if any, is charged against the allowance for loan and lease losses. We classify home equity loans as nonaccrual at 120 days past due and home equity lines of credit as nonaccrual at 180 days past due and record them at the lower of cost or market value, less liquidation costs, unless the loans are well-secured and in the process of collection. Loans well-secured by residential real estate, including home equity and home equity lines of credit, are classified as nonaccrual at 12 months past due. We charge-off loans other than consumer loans based on the facts and circumstances of the individual loan. Consumer loans that are not well-secured or in the process of collection are generally charged-off in the month they become 120 days past due.

A loan is categorized as a troubled debt restructuring in the period of restructuring if a significant concession is granted due to deterioration in the financial condition of the borrower.

Nonperforming loans are generally not returned to performing status until the obligation is brought current and the borrower has performed in accordance with the contractual terms for a reasonable period of time and collection of the contractual principal and interest is no longer doubtful.

Nonaccrual commercial and commercial real estate loans and troubled debt restructurings are designated as impaired loans. We recognize interest collected on these loans on the cash basis or cost recovery method.

Foreclosed assets are comprised of any asset seized or property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. These assets are recorded on the date acquired at the lower of the related loan balance or market value of the collateral less estimated disposition costs. We estimate market values primarily based on appraisals when available or quoted market prices on liquid assets. Subsequently, foreclosed assets are valued at the lower of the amount recorded at acquisition date or the current market value less estimated disposition costs. Valuation adjustments on these assets and gains or losses realized from disposition of such property are reflected in noninterest expense.

ALLOWANCE FOR LOAN AND LEASE LOSSES

We maintain the allowance for loan and lease losses at a level that we believe to be adequate to absorb estimated probable credit losses inherent in the loan portfolio. The allowance is increased by the provision for credit losses, which is charged against operating results, and decreased by the amount of charge-offs, net of recoveries. Our determination of the adequacy of the allowance is based on periodic evaluations of the credit portfolio and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including, among others:

•	Expected default probabilities,

•	Loss given default,

•	Exposure at default,

•	Amounts and timing of expected future cash flows on impaired loans,

•	Value of collateral,

•	Estimated losses on consumer loans and residential mortgages, and

•	General amounts for historical loss experience, economic conditions, potential estimation or judgmental errors, losses and inherent risks in the various credit portfolios, all of which may be susceptible to significant change.

In determining the adequacy of the allowance for loan and lease losses, we make specific allocations to impaired loans, to pools of watchlist and nonwatchlist loans and to consumer and residential mortgage loans. We also allocate reserves to provide coverage for probable losses not covered in specific, pool and consumer reserve methodologies related to qualitative and measurement factors. While allocations are made to specific loans and pools of loans, the total reserve is available for all credit losses.

Specific allocations are made to significant impaired loans and are determined in accordance with SFAS 114, “Accounting by Creditors for Impairment of a Loan,” with impairment measured generally based on the present value of the loan’s expected cash flows, the loan’s observable market price or the fair value of the loan’s collateral. We establish a minimum specific allowance on all impaired loans at the applicable pool reserve allocation rate for similar loans.

Allocations to loan pools are developed by business segment and risk rating and are based on historical loss trends and our judgment concerning those trends and other relevant factors. These factors may include, among others:

•	Actual versus estimated losses,

•	Regional and national economic conditions,

•	Business segment and portfolio concentrations,

•	Industry competition and consolidation, and

•	The impact of government regulations.

Loss factors are based on industry and/or internal experience and may be adjusted for significant factors that, based on our judgment, impact the collectibility of the portfolio as of the balance sheet date. Consumer and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and economic conditions.

While our pool reserve methodologies strive to reflect all risk factors, there continues to be a certain element of uncertainty associated with, but not limited to, potential estimation or judgmental errors. We provide additional reserves that are designed to provide coverage for expected losses attributable to such risks. In addition, these incremental reserves also include factors which may not be directly measured in the determination of specific or pooled reserves. These factors include:

•	General economic and business conditions affecting our key lending areas,

•	Credit quality trends,

•	Recent loss experience in particular segments of the portfolio,

•	Duration of the current economic cycle, and

•	Bank regulatory examination results.

ALLOWANCE FOR UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT

We maintain the allowance for unfunded loan commitments and letters of credit at a level we believe is adequate to absorb estimated probable losses related to these unfunded credit facilities. We determine the adequacy of the allowance based on periodic evaluations of the unfunded credit facilities including an assessment of the probability of commitment usage, credit risk factors for loans outstanding to these same customers, and the terms and expiration dates of the unfunded credit facilities. Net adjustments to the allowance for unfunded loan commitments and letters of credit are included in the provision for credit losses.

COMMERCIAL MORTGAGE SERVICING RIGHTS

We provide servicing under various commercial loan servicing contracts. These contracts are either purchased in the market place or retained as part of a commercial mortgage loan securitization or loan sale. If a contract is purchased, it is recorded at cost. If a contract is retained, the servicing right is recorded based on its relative fair value to all of the assets securitized or sold. Fair value is based on the present value of the expected future cash flows, including assumptions as to:

•	Interest rates for escrow and deposit balance earnings,

•	Discount rates,

•	Estimated prepayment speeds, and

•	Estimated servicing costs.

We record the asset as an other intangible asset and amortize it over its estimated life in proportion to estimated net servicing income. On a quarterly basis, we test the asset for impairment. If the estimated fair value of the asset is less than the carrying value, an impairment loss is recognized. Servicing fees are recognized as they are earned and are reported net of amortization expense in noninterest income.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments and the methods and assumptions used in estimating fair value amounts are detailed in Note 27 Fair Value Of Financial Instruments.

GOODWILL AND OTHER INTANGIBLE ASSETS

We test goodwill and indefinite-lived intangible assets for impairment at least annually, or when events or changes in circumstances indicate the assets might be impaired. Finite-lived intangible assets are amortized to expense using accelerated or straight-line methods over their respective estimated useful lives. We review finite-lived intangible assets for impairment when events or changes in circumstances indicate that the asset’s carrying amount is not recoverable from undiscounted future cash flows or exceeds its fair value.

DEPRECIATION AND AMORTIZATION

For financial reporting purposes, we depreciate premises and equipment principally using the straight-line method over their estimated useful lives.

We use estimated useful lives for furniture and equipment ranging from one to 10 years, and depreciate buildings over an estimated useful life of up to 40 years. We amortize leasehold improvements over their estimated useful lives of up to 15 years or the respective lease terms, whichever is shorter.

We purchase, as well as internally develop and customize, certain software to enhance or perform internal business functions. Software development costs incurred in the planning and post-development project stages are charged to noninterest expense. Costs associated with designing software configuration and interfaces, installation, coding programs and testing systems are capitalized and amortized using the straight-line method over periods ranging from two to seven years.

REPURCHASE AND RESALE AGREEMENTS

Repurchase and resale agreements are treated as collateralized financing transactions and are carried at the amounts at which the securities will be subsequently reacquired or resold, including accrued interest, as specified in the respective agreements. Our policy is to take possession of securities purchased under agreements to resell. We monitor the market value of securities to be repurchased and resold and additional collateral may be obtained where considered appropriate to protect against credit exposure.

OTHER COMPREHENSIVE INCOME

Other comprehensive income consists primarily of unrealized gains or losses on securities available for sale and derivatives designated as cash flow hedges, and minimum pension liability adjustments. Details of each component are included in Note 26 Comprehensive Income.

TREASURY STOCK

We record common stock purchased for treasury at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We use a variety of financial derivatives as part of our overall asset and liability risk management process to manage interest rate, market and credit risk inherent in our business activities. We use substantially all such instruments to manage risk related to changes in interest rates. Interest rate and total return swaps, interest rate caps and floors and futures contracts are the primary instruments we use for interest rate risk management.

Financial derivatives involve, to varying degrees, interest rate, market and credit risk. We manage these risks as part of our asset and liability management process and through credit policies and procedures. We seek to minimize counterparty credit risk by entering into transactions with only high-quality institutions, establishing credit limits, and generally requiring bilateral netting and collateral agreements.

We recognize all derivative instruments at fair value as either assets or liabilities in other assets or other liabilities. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. For derivatives not designated as an accounting hedge, the gain or loss is recognized in other noninterest income.

For those derivative instruments that are designated and qualify as hedging instruments, we must designate the hedging instrument, based on the exposure being hedged, as either a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. We have no derivatives that hedge the net investment in a foreign operation.

We formally document the relationship between the hedging instruments and hedged items, as well as the risk management objective and strategy before undertaking a hedge. To qualify for hedge accounting, the derivatives and related hedged items must be designated as a hedge. For hedging relationships in which effectiveness is measured, we formally assess, both at the inception of the hedge and on an ongoing basis, if the derivatives are highly effective in offsetting changes in fair values or cash flows of the hedged item. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued.

For derivatives that are designated as fair value hedges (i.e., hedging the exposure to changes in the fair value of an asset or a liability attributable to a particular risk), changes in the fair value of the hedging derivative are recognized in earnings and offset by recognizing changes in the fair value of the hedged item attributable to the risk being hedged. To the extent the hedge is ineffective, the changes in fair value will not offset and the difference is reflected in the same financial statement category as the hedged item.

For derivatives designated as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows), the effective portions of the gain or loss on derivatives are reported as a component of accumulated other comprehensive income and subsequently reclassified in interest income in the same period or periods during which the hedged transaction affects earnings. The change in fair value of any ineffective portion of the hedging derivative is recognized immediately in earnings.

We discontinue hedge accounting prospectively when it is determined that the derivative is no longer an effective hedge; the derivative expires or is sold, terminated or exercised; or the derivative is de-designated as a fair value or cash flow hedge or it is probable that the forecasted transaction will not occur by the end of the originally specified time period. If we determine that the derivative no longer qualifies as a fair value or cash flow hedge and therefore hedge accounting is discontinued, the derivative will continue to be recorded on the balance sheet at its fair value with changes in fair value included in current earnings. For a discontinued fair value hedge, the previously hedged item is no longer adjusted for changes in fair value.

When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be recorded on the balance sheet at its fair value with changes in fair value included in current earnings, and the gains and losses in accumulated other comprehensive income will be recognized immediately into earnings. When we discontinue hedge accounting because the hedging instrument is sold, terminated or no longer designated, the amount reported in other comprehensive income up to the date of sale, termination or de-designation continues to be reported in other comprehensive income until the forecasted transaction affects earnings.

We did not terminate any cash flow hedges in 2004, 2003 or 2002 due to a determination that a forecasted transaction was no longer likely to occur.

We occasionally purchase or originate financial instruments that contain an embedded derivative. At the inception of the financial instrument we assess if economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the financial instrument (host contract), whether the financial instrument that embodies both the embedded derivative and the host contract is measured at fair value with changes in fair value reported in earnings, and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative. If the embedded derivative does not meet these three conditions, the embedded derivative would qualify as a derivative instrument and be recorded apart from the host contract and carried at fair value with changes recorded in current earnings.

We enter into commitments to make loans whereby the interest rate on the loan is set prior to funding (interest rate lock commitments). We also enter into commitments to purchase mortgage loans (purchase commitments). Both interest rate lock commitments and purchase commitments on mortgage loans that will be held for resale are accounted for as free-standing derivatives. Interest rate lock commitments and purchase commitments that are considered to be derivatives are recorded at fair value in other assets or other liabilities. Fair value of interest rate lock commitments and purchase commitments is determined as the change in value that occurs after the inception of the commitment considering the projected security price, fees collected from the borrower and costs to originate, adjusted for anticipated fallout. We recognize the gain or loss from the change in fair value of these derivatives in other noninterest income.

INCOME TAXES

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that we expect will apply at the time when we believe the differences are going to reverse.

EARNINGS PER COMMON SHARE

We calculate basic earnings per common share by dividing net income adjusted for preferred stock dividends declared by the weighted-average number of shares of common stock outstanding.

Diluted earnings per common share is based on net income available to common stockholders. We increase the weighted-average number of shares of common stock outstanding by the assumed conversion of outstanding convertible preferred stock and debentures from the beginning of the year or date of issuance, if later, and the number of shares of common stock that would be issued assuming the exercise of stock options and the issuance of incentive shares. These adjustments to the weighted-average number of shares of common stock outstanding are made only when we expect such adjustments to dilute earnings per common share.

STOCK-BASED COMPENSATION

Our stock-based employee compensation plans are described in Note 22 Stock-Based Compensation Plans.

Prior to January 2003, we accounted for employee stock-based compensation plans under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and related guidance. We did not recognize stock-based employee compensation expense related to stock options prior to 2003 as all options to purchase our stock or our subsidiaries’ stock granted under these plans had an exercise price equal to the market value of the underlying stock on the date of grant. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation,” as amended by SFAS 148, “Accounting for Stock-Based Compensation -Transition and Disclosure,” prospectively to all employee awards granted, modified or settled after January 1, 2003. We did not restate results for prior years. Since we adopted SFAS 123 prospectively, the cost related to stock-based employee compensation included in income from continuing operations for 2004 and 2003 is less than what we would have recognized if we had applied the fair value based method to all awards since the original effective date of the standard.

The following table shows the effect on income from continuing operations and basic and diluted earnings per share if we had applied the fair value recognition provisions of SFAS 123, as amended, to all outstanding and unvested awards in each period.

Pro Forma Income From Continuing Operations And Earnings Per Share

	Year ended December 31
In millions, except for per share data	2004	2003	2002
Income from continuing operations as reported	$1,197	$1,029	$1,200
Add: Stock-based employee compensation expense included in reported income from continuing operations, net of related tax effects	33	21
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(50)	(54)	(47)

Pro forma income from continuing operations	$1,180	$996	$1,153

Earnings per share from continuing operations
Basic-as reported	$4.25	$3.68	$4.23
Basic-pro forma	4.19	3.56	4.06

Diluted-as reported	$4.21	$3.65	$4.20
Diluted-pro forma	4.15	3.53	4.04

As discussed in Note 22 Stock-Based Compensation Plans, a pretax credit of $1 million was recognized in compensation expense in 2002 for incentive share and restricted stock awards. The net credit was due to forfeitures and adjustments of accruals related to performance-based awards under PNC’s incentive plans.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R replaces SFAS 123 and supersedes APB 25. SFAS 123R requires all share-based payments to employees to be recognized in the financial statements based on their fair value. We will adopt SFAS 123R effective July 1, 2005 using the modified prospective method of transition. This method requires SFAS 123R to be applied to new awards and awards modified, repurchased or cancelled after the effective date. Additionally, compensation expense attributable to any unvested awards outstanding at the date of adoption must be recognized over the remaining requisite service period. As we previously adopted the fair value recognition provisions of SFAS 123 on January 1, 2003, we do not expect the adoption of SFAS 123R to have a significant impact on our consolidated financial statements.

In December 2004, the FASB issued FASB Staff Position (“FSP”) 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004.” The American Jobs Creation Act of 2004 (the “2004 Act”) was signed into law in October 2004 and provides a one-time dividends-received deduction on the repatriation of qualifying foreign earnings. While SFAS 109, “Accounting for Income Taxes,” (“SFAS 109”) requires the effect of changes in tax law to be recognized in the period that the change is enacted, FSP 109-2 provides entities additional time beyond the reporting period that includes the enactment date to assess the effect of the 2004 Act on its plans for repatriation of foreign earnings. We are currently evaluating the effect of this provision of the 2004 Act. See Note 24 Income Taxes for disclosures required by FSP 109-2.

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” SFAS 153 amends the APB 29 exception to fair value measurement for nonmonetary exchanges to apply only to those exchanges which lack commercial substance, as defined in the standard. SFAS 153 is effective for nonmonetary asset exchanges that we enter into on or after July 1, 2005. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

In July 2004, the Emerging Issues Task Force (“EITF”) issued EITF 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock if the Investor Has the Ability to Exercise Significant Influence over the Operating and Financial Policies of the Investee.” EITF 02-14 was effective for reporting periods beginning after September 15, 2004 and requires the use of the equity method of accounting for investments that are in-substance common stock when the investor has the ability to exercise significant influence over the investee. The application of this guidance did not have an impact on our consolidated financial statements.

In May 2004, the FASB issued FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP 106-2 provides guidance on accounting for the federal subsidy and other provisions of The Medicare Prescription Drug, Improvement and Modernization Act of 2003. We adopted FSP 106-2 in the third quarter of 2004. See Note 21 Employee Benefit Plans for additional information.

In March 2004, the EITF supplemented EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired and requires disclosures about unrealized losses on available for sale debt and equity securities. In September 2004, the FASB issued FSP EITF Issue 03-1-1, “Effective Date of Paragraphs 10-20 of EITF Issue 03-1,” which deferred the effective date of the recognition and measurement provisions of the consensus until further guidance is issued. See Note 9 Securities and Note 27 Fair Value Of Financial Instruments for the disclosures required by EITF 03-1. The impact on future earnings, if any, of the recognition and measurement provisions of EITF 03-1 will not be known until the FASB issues its guidance. At December 31, 2004, the total unrealized losses in the securities available for sale portfolio was $125 million compared with total unrealized losses of $122 million at December 31, 2003.

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-3, “Accounting for Loans and Debt Securities Acquired in a Transfer” (“SOP 03-3”). SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an initial investment in loans or debt securities acquired in a transfer if those differences relate, at least in part, to a deterioration of credit quality. SOP 03-3 prohibits companies from carrying over valuation allowances in the initial accounting for such loans and limits the yield that may be accreted to the excess of undiscounted expected cash flows over the initial investment in the loan. Decreases in expected cash flows are recognized as impairment and increases are recognized prospectively through an adjustment of the loan yield. SOP 03-3 is effective for loans and debt securities acquired by PNC on or after January 1, 2005. We do not expect adoption of this guidance to have a significant effect on our financial condition or results of operations.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” In November 2003, the FASB issued FSP 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” FSP 150-3 deferred indefinitely the classification and measurement provisions of SFAS 150 for certain mandatorily redeemable noncontrolling interests, including interests that are redeemed only upon the liquidation of a limited-life subsidiary. The mandatorily redeemable noncontrolling interests in these entities, which for PNC represent noncontrolling interests in affordable housing partnerships, are included in the consolidated balance sheet under the caption, “Minority and noncontrolling interests in consolidated entities.” Generally, on the date these VIEs are terminated, the liquidation value of the noncontrolling interests would equal the residual value of the net assets of the respective entity at that date. The distribution of that liquidation value to the noncontrolling interest holders would generally be in proportion to their respective interests. Liquidation and settlement of these noncontrolling interests at December 31, 2004 would have resulted in payments of approximately $241 million based on the terms of the respective entities’ governing documents and the measurement principles included in SFAS 150.

NOTE 2 VARIABLE INTEREST ENTITIES

We are involved with various entities in the normal course of business that may be deemed to be VIEs. We consolidated certain VIEs effective in 2003 and 2004 for which we were determined to be the primary beneficiary.

At December 31, 2004 and December 31, 2003, the aggregate assets and debt of VIEs that we have consolidated in our financial statements are as follows:

Consolidated VIEs – PNC Is Primary Beneficiary

In millions	Aggregate Assets	Aggregate Debt
December 31, 2004
Market Street Funding Corporation	$2,167	$2,167
Partnership interests in low income housing projects	504	504
Other	13	10

Total consolidated VIEs	$2,684	$2,681

December 31, 2003
Market Street Funding Corporation	$2,146	$2,146
Partnership interests in low income housing projects	436	436

Total consolidated VIEs	$2,582	$2,582

•	Market Street Funding Corporation (“Market Street”) is a multi-seller asset-backed commercial paper conduit that is independently owned and managed. The activities of Market Street are limited to the purchase of, or making of, loans secured by interests primarily in pools of receivables from U.S. corporations that desire access to the commercial paper market. Market Street funds the purchase or making of loans by issuing commercial paper. Market Street’s commercial paper has been rated A1/P1 by Standard & Poor’s and Moody’s. We hold no ownership interest in Market Street but are considered to be the primary beneficiary. All of Market Street’s assets at December 31, 2004 and 2003 collateralize the commercial paper obligations. These assets are primarily classified as loans on our consolidated balance sheet. Neither creditors nor equity investors in Market Street have any recourse to our general credit.

•	Certain equity investments are made by us in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings and to assist us in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development and operation of multi-family housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity, with equity typically comprising 30% to 60% of the total project capital. We own a majority of the limited partnership interests in these entities. We also consolidated certain entities in which we, as a national syndicator of affordable housing equity, serve as the general partner (together with the aforementioned limited partnership investments, the “LIHTC investments”), and no other entity owns a majority of the limited partnership interests. In these syndication transactions, we create funds in which our subsidiary is the general partner and sells limited partnership interests to third parties, and in some cases may also purchase a limited partnership interest in the fund. The fund’s limited partners can generally remove the general partner without cause at any time. The purpose of this business is to generate income from the syndication of these funds and to generate servicing fees by managing the funds. General partner activities include selecting, evaluating, structuring, negotiating, and closing the fund investments in operating limited partnerships, as well as oversight of the ongoing operations of the fund portfolio. The assets are primarily included in other assets on our consolidated balance sheet. Neither creditors nor equity investors in the LIHTC investments have any recourse to our general credit.

The consolidation of Market Street and the LIHTC investments is reflected in the Institutional Banking business segment.

We also hold significant variable interests in other VIEs that have not been consolidated because we are not considered the primary beneficiary. Information on these VIEs follows:

Non-Consolidated VIEs - Significant Variable Interests

In millions	Aggregate Assets	Aggregate Debt	PNC Equity/ Maximum Equity Exposure
December 31, 2004
Collateralized debt obligations (a)	$3,152	$2,700	$36
Private investment funds (a)	1,872	125	33
Other partnership interests in low income housing projects	37	28	4

Total significant variable interests	$5,061	$2,853	$73

December 31, 2003
Collateralized debt obligations (a)	$2,740	$2,370	$38
Private investment funds (a)	375	227	5
Other partnership interests in low income housing projects	41	30	5
Private investment funds (managed by Hawthorn unit) (b)	1,144	1,144	3

Total significant variable interests	$4,300	$3,771	$51

(a)	Held by BlackRock.
(b)	Management of the funds was transferred as part of the sale of certain investment consulting activities of PNC Advisors’ Hawthorn unit during first quarter 2004.

•	BlackRock is involved with various entities in the normal course of business that may be deemed to be VIEs and may hold interests therein, including investment advisory agreements and equity securities, which may be considered variable interests. BlackRock engages in these transactions principally to address client needs through the launch of collateralized debt obligations (“CDOs”) and private investment funds. BlackRock has not been deemed the primary beneficiary of these entities.

•	We have a significant variable interest in certain other limited partnerships that sponsor affordable housing projects. We do not own a majority of the limited partnership interests in these entities and are not the primary beneficiary. We use the equity method to account for our investment in these entities.

We also have subsidiaries that invest in and act as the investment manager for a private equity fund that is organized as a limited partnership as part of our equity management activities. The fund invests in private equity investments to generate capital appreciation and profits. As permitted by FIN 46, we have deferred applying the provisions of the interpretation for this entity pending further action by the FASB. Information on this entity follows:

Investment Company Accounting – Deferred Application

In millions	Aggregate Assets	Aggregate Equity	PNC Equity/ Maximum Equity Exposure
Private Equity Fund
December 31, 2004	$78	$76	$20
December 31, 2003	$53	$52	$13

NOTE 3 ACQUISITIONS

SSRM HOLDINGS INC.

Effective January 31, 2005, BlackRock acquired SSRM Holdings, Inc. (“SSRM”), the holding company of State Street Research & Management Company and SSR Realty Advisors Inc., from MetLife, Inc. SSRM, through its subsidiaries, actively manages stock, bond, balanced and real estate portfolios for both institutional and individual investors with approximately $55 billion in assets under management at December 31, 2004. At closing, MetLife, Inc. received approximately $285 million in cash and approximately 550,000 shares of BlackRock restricted class A common stock. Additional cash consideration, which could increase the purchase price by up to 25%, may be paid over five years contingent on certain measures.

In January 2005, BlackRock issued a bridge promissory note for $150 million, using the proceeds to facilitate the SSRM acquisition. Interest on this note was payable at maturity at an annual rate of 2.875%. In February 2005, BlackRock issued $250 million aggregate principal amount of convertible debentures. BlackRock used a portion of the net proceeds from this issuance to retire the bridge promissory note.

See Note 31 Subsequent Events for further information regarding the February 2005 convertible debenture issuance and the January 2005 transfer of BlackRock from PNC Bank, N.A. to PNC Bancorp, Inc. and the related impact on our first quarter 2005 earnings.

RIGGS NATIONAL CORPORATION

On February 10, 2005, we entered into an amended and restated agreement to acquire Riggs National Corporation (“Riggs”), a Washington, D.C. based banking company, replacing the original acquisition agreement entered into July 16, 2004. Riggs has assets of approximately $5.9 billion and provides commercial and retail banking services through 51 branches in the metropolitan Washington, D.C. area. The transaction will give us a substantial presence on which to build a market leading franchise in the affluent Washington metropolitan area. The total consideration under the amended and restated agreement is comprised of a fixed number of approximately 6.4 million shares of PNC common stock and $286 million in cash, subject to adjustment. The merger is subject to closing conditions including, among others, receipt of regulatory approvals and waivers and approval of the Riggs shareholders. Our Current Reports on Form 8-K dated July 16, 2004, July 22, 2004 and February 10, 2005 provide additional information on this pending acquisition. The Amended and Restated Agreement and Plan of Merger for this transaction is included as Exhibit 10.31 to this Report.

AVIATION FINANCE GROUP

On September 1, 2004, we acquired the business of the Aviation Finance Group, LLC (“AFG”), an Idaho-based company that specializes in loans to finance private aircraft. The purchase agreement calls for a contingent payment at the end of the fifth anniversary date that may be due if certain loan balances and profitability targets are exceeded on a cumulative five-year basis.

UNITED NATIONAL BANCORP

We completed our acquisition of United National Bancorp, Inc. (“United National”) on January 1, 2004 by merging United National with and into our subsidiary, PNC Bancorp, Inc. United National shareholders received an aggregate of approximately $321 million in cash and 6.6 million shares of our common stock valued at $360 million. As a result of the acquisition, we added $3.7 billion of assets, including $.6 billion of goodwill, $2.3 billion of deposits, $1.0 billion of borrowed funds and $.4 billion of shareholders’ equity to our Average Consolidated Balance Sheet for the quarter ended March 31, 2004.

NOTE 4 REGULATORY MATTERS

We are subject to the regulations of certain federal and state agencies and undergo periodic examinations by such regulatory authorities.

The following table sets forth regulatory capital ratios for PNC and its only significant bank subsidiary, PNC Bank, N.A.

Regulatory Capital

December 31 Dollars in millions	Amount		Ratios
	2004	2003	2004	2003
Risk-based capital
Tier 1
PNC	$5,794	$5,437	9.0%	9.5%
PNC Bank, N.A.	5,151	5,147	8.4	9.9
Total
PNC	8,401	7,897	13.0	13.8
PNC Bank, N.A.	7,158	6,714	11.7	12.9
Leverage
PNC	n/a	n/a	7.6	8.2
PNC Bank, N.A.	n/a	n/a	7.2	8.4

The access to and cost of funding new business initiatives including acquisitions, the ability to pay dividends, the level of deposit insurance costs, and the level and nature of regulatory oversight depend, in large part, on a financial institution’s capital strength. The minimum regulatory capital ratios are 4% for tier 1 risk-based, 8% for total risk-based and 3% for leverage. However, regulators may require higher capital levels when particular circumstances warrant. To qualify as “well capitalized,” regulators require banks to maintain capital ratios of at least 6% for tier 1 risk-based, 10% for total risk-based and 5% for leverage. At December 31, 2004, each of our bank subsidiaries met the “well capitalized” capital ratio requirements. We believe our bank subsidiaries will continue to meet these requirements in 2005.

The principal source of parent company cash flow is the dividends it receives from PNC Bank, N.A., which may be impacted by the following:

•	Capital needs,

•	Laws and regulations,

•	Corporate policies,

•	Contractual restrictions, and

•	Other factors.

Also, there are statutory and regulatory limitations on the ability of national banks to pay dividends or make other capital distributions. The amount available for dividend payments to the parent company by PNC Bank, N.A. without prior regulatory approval was approximately $995 million at December 31, 2004.

In 2004, PNC Bank, N.A., received regulatory approval to reduce its capital though the in-kind transfer of its ownership interest in BlackRock to PNC Bank, N.A.’s direct parent, PNC Bancorp, Inc. This transfer was completed in January 2005 and resulted in a reduction in regulatory capital for PNC Bank, N.A. of approximately $500 million. PNC Bank, N.A.’s capital was replenished in January 2005 by its $500 million issuance of preferred stock, on an intercompany basis, to the top tier parent company of PNC.

Under federal law, bank subsidiaries generally may not extend credit to the parent company or its non-bank subsidiaries on terms and under circumstances that are not substantially the same as comparable extensions of credit to nonaffiliates. No extension of credit may be made to the parent company or a non-bank subsidiary which is in excess of 10% of the capital stock and surplus of such bank subsidiary or in excess of 20% of the capital and surplus of such bank subsidiary as to aggregate extensions of credit to the parent company and its non-bank subsidiaries. Such extensions of credit, with limited exceptions, must be fully collateralized by certain specified assets. In certain circumstances, federal regulatory authorities may impose more restrictive limitations.

Federal Reserve Board regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank (“FRB”). During 2004, subsidiary banks maintained reserves which averaged $131 million.

On June 2, 2003, PNC ICLC Corp. (“PNCICLC”), an indirect non-bank subsidiary of PNC, entered into a Deferred Prosecution Agreement (the “Deferred Prosecution Agreement”) with the United States Department of Justice, Criminal Division, Fraud Section (the “Department of Justice”) relating to PNCICLC’s actions in connection with the PAGIC transactions that were entered into in 2001. In accordance with the terms of the Deferred Prosecution Agreement, PNCICLC paid a $25 million monetary penalty to the government and established a $90 million restitution fund to satisfy claims, including for the settlement of pending shareholder securities litigation, stemming from the PAGIC transactions. PNC recognized a pretax charge to earnings of $120 million in the second quarter of 2003 reflecting the Deferred Prosecution Agreement and related legal and consulting costs. Pursuant to the terms of the Deferred Prosecution Agreement, the Department of Justice sought dismissal of the complaint against PNCICLC with prejudice, as PNCICLC had complied with all of the terms of the Deferred Prosecution Agreement. On June 23, 2004, the United States District Court for the Western District of Pennsylvania granted the Department of Justice’s motion seeking dismissal with prejudice of the criminal complaint. These actions brought the Deferred Prosecution Agreement to a conclusion.

NOTE 5 LEGAL PROCEEDINGS

There are several pending judicial or administrative proceedings or other matters arising out of the three 2001 PAGIC transactions. These pending proceedings or other matters are described below. Among the requirements of the June 2003 Deferred Prosecution Agreement relating to the PAGIC transactions was the establishment of a Restitution Fund through our $90 million contribution. The Restitution Fund will be available to satisfy claims, including for the settlement of the pending securities litigation referred to below. Louis W. Fryman, chairman of Fox Rothschild LLP in Philadelphia, Pennsylvania, is administering the Restitution Fund.

In December 2004 and January 2005, we entered into settlement agreements relating to certain of the lawsuits and other claims arising out of the PAGIC transactions. These settlements are described below, following a description of each of these pending proceedings and other matters.

The several putative class action complaints filed during 2002 in the United States District Court for the Western District of Pennsylvania arising out of the PAGIC transactions have been consolidated in a consolidated class action complaint brought on behalf of purchasers of our common stock between July 19, 2001 and July 18, 2002 (the “Class Period”). The consolidated class action complaint names PNC, our Chairman and Chief Executive Officer, our former Chief Financial Officer, our Controller, and our independent auditors for 2001 as defendants and seeks unquantified damages, interest, attorneys’ fees and other expenses. The consolidated class action complaint alleges violations of federal securities laws related to disclosures regarding the PAGIC transactions and related matters.

In August 2002, the United States Department of Labor began a formal investigation of the Administrative Committee of our Incentive Savings Plan (“Plan”) in connection with the Administrative Committee’s conduct relating to our common stock held by the Plan. Both the Administrative Committee and PNC are cooperating fully with the investigation. In June 2003, the Administrative Committee retained Independent Fiduciary Services, Inc. (“IFS”) to serve as an independent fiduciary charged with the exclusive authority and responsibility to act on behalf of the Plan in connection with the pending securities litigation referred to above and to evaluate any legal rights the Plan might have against any parties relating to the PAGIC transactions. This authority includes representing the Plan’s interests in connection with the Restitution Fund set up under the Deferred Prosecution Agreement. The Department of Labor has communicated with IFS in connection with the engagement.

We received a letter in June 2003 on behalf of an alleged shareholder demanding that we take appropriate legal action against our Chairman and Chief Executive Officer, our former Chief Financial Officer, and our Controller, as well as any other individuals or entities allegedly responsible for causing damage to PNC as a result of the PAGIC transactions. The Board referred this matter to a special committee of the Board for evaluation. The special committee has completed its evaluation and reported its findings to the Board of Directors and to counsel for the alleged shareholder. The special committee recommended against bringing any claims against our current or former executive officers but made certain recommendations with respect to resolution of potential claims we have with respect to certain other third parties.

In July 2003, the lead underwriter on our Executive Blended Risk insurance coverage filed a lawsuit for a declaratory judgment against PNC and PNC ICLC in the United States District Court for the Western District of Pennsylvania. The complaint seeks a determination that the defendants breached the terms and conditions of the policy and, as a result, the policy does not provide coverage for any loss relating to or arising out of the Department of Justice investigation or the PAGIC transactions. Alternatively, the complaint seeks a determination that the policy does not provide coverage for the payments made pursuant to the Deferred Prosecution Agreement. The complaint also seeks attorneys’ fees and costs. In July 2004, the court granted our motion to stay the action until resolution of the claims against PNC in the pending securities litigation described above.

On December 17, 2004, we entered into a tentative settlement of the consolidated putative class actions, reflected in a Memorandum of Understanding between the plaintiffs and PNC, our former and current executive officers who are defendants in the lawsuit, and AIG Financial Products Corp.

The tentative settlement is subject to completion of final documentation, court approval and other conditions, including some that are outside the control of the parties.

At the same time, we settled all claims between us, on the one hand, and AIG Financial Products and its affiliate, American International Surplus Lines Insurance Company (“AISLIC”), on the other hand, related to the PAGIC transactions. AIG Financial Products was our counterparty in the PAGIC transactions, and AISLIC is one of the insurers under our Executive Blended Risk insurance coverage. Subsequently, we settled claims against one of the other insurers under our Executive Blended Risk insurance coverage.

The following are the key elements of these settlements:

•	Payments into Settlement Fund. The insurers under our Executive Blended Risk insurance coverage will pay $30 million into a Settlement Fund for the benefit of the class. AIG Financial Products will pay $4 million into the Settlement Fund to settle potential claims by the plaintiffs against it.

The plaintiffs have been in contact with Mr. Fryman, the administrator of the Restitution Fund, and intend to coordinate the administration and distribution of the Settlement Fund with the distribution of the Restitution Fund.

Neither PNC nor any of our current or former officers, directors or employees will be required to contribute any funds to this settlement.

•	Assignment of Claims. We are assigning to the plaintiffs claims we may have against the non-settling defendant in this lawsuit and all other unaffiliated third parties (other than AIG Financial Products and its predecessors, successors, parents, subsidiaries, affiliates and their respective directors, officers and employees (collectively, “AIG”)) relating to the subject matter of the lawsuit.

•	Pending Insurance Claim. At the time of the Memorandum of Understanding, we settled our claim against AISLIC related to our contribution of $90 million to the Restitution Fund for $11.25 million, which represents a portion of AISLIC’s share of our overall claim. In January 2005, we settled with another insurer for an aggregate payment to us of $4.5 million, which represents a portion of their share of our overall claim. We will be preserving our claim against our insurers with whom we have not settled with respect to, among other things, any amounts disbursed out of the Restitution Fund.

•	Other AIG Claims. We and AIG Financial Products settled all other claims between us arising out of the PAGIC transactions for a payment from us of $2 million.

•	Other Claims. In connection with the settlement of the lawsuit, the claims of IFS on behalf of our Incentive Savings Plan and its participants will be resolved and the class covered by the settlement will be expanded to include participants in the Plan. The Department of Labor is not, however, a party to this settlement and thus the settlement does not necessarily resolve its investigation.

•	In addition, the settlement of this lawsuit will resolve the derivative claims asserted by one of our putative shareholders and any other derivative demands that may be filed in connection with the PAGIC transactions.

•	Releases. We will be releasing the insurers providing our Executive Blended Risk insurance coverage from any further liability to PNC arising out of the events that gave rise to the lawsuit, except for the claims against these insurers (other than those with whom we have settled) relating to the $90 million payment to the Restitution Fund.

•	PNC and AIG are releasing each other with respect to all claims between us arising out of the PAGIC transactions.

We will be responsible for the costs of administering the settlement and the Restitution Fund and may incur additional costs in the future in connection with the advancement of expenses and/or indemnification obligations related to the subject matter of this lawsuit. We do not expect such costs to be material. The net payment from AIG was recognized in our income statement in the fourth quarter of 2004, while the payments from the other insurer with whom we have settled will be recognized in the first quarter of 2005.

Some of our subsidiaries are defendants (or have potential contractual contribution obligations to other defendants) in several pending lawsuits brought during late 2002 and 2003 arising out of the bankruptcy of Adelphia Communications Corporation. There also are threatened additional proceedings arising out of the same matters. One of the lawsuits is pending in the United States Bankruptcy Court for the Southern District of New York and has been brought on Adelphia’s behalf as an adversary proceeding by the unsecured creditors’ committee in Adelphia’s bankruptcy proceeding. A motion to intervene on behalf of the equity committee is also pending in this case. The other lawsuits (one of which is a putative consolidated class action) have been brought by holders of debt and equity securities of Adelphia and have been consolidated for pretrial purposes in the United States District Court for the Southern District of New York. These lawsuits arise out of lending and securities underwriting activities engaged in by these PNC subsidiaries together with other financial services companies. In the aggregate, more than 400 other financial services companies and numerous other companies and individuals have been named as defendants in one or more of the lawsuits. Collectively, with respect to some or all of the defendants, the lawsuits allege violations of federal securities laws, violations of common law duties, aiding and abetting such violations, voidable preference payments, and fraudulent transfers, among other matters. The lawsuits seek unquantified monetary damages, interest, attorneys’ fees and other expenses, and a return of the alleged voidable preference and fraudulent transfer payments, among other remedies. We believe that we have substantial defenses to the claims against us in these lawsuits and intend to defend them vigorously. These lawsuits are currently in initial stages and present complex issues of law and fact. As a result, we are not currently capable of evaluating our exposure, if any, resulting from these lawsuits.

On December 30, 2004, a putative class action was filed against PNC; PNC Bank, N.A.; our Pension Plan and its Pension Committee in the United States District Court for the Eastern District of Pennsylvania. The complaint claims violations of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), arising out of the January 1, 1999 conversion of our Pension Plan from a traditional defined benefit formula to a “cash balance” defined benefit formula, and the design and continued operation of the Plan. Plaintiffs seek to represent a class of all current and former employee-participants in and beneficiaries of the Plan on December 31, 1998 and on or after January 1, 1999. The plaintiffs are seeking damages and equitable relief available under ERISA, including interest, costs, and attorneys’ fees. We believe that we have substantial defenses to the claims against us in this lawsuit and intend to defend it vigorously.

In connection with industry-wide investigations of practices in the mutual fund industry including market timing, late day trading, employee trading in mutual funds and other matters, several of our subsidiaries have received requests for information and other inquiries from state and federal governmental and regulatory authorities. These subsidiaries are fully cooperating in all of these matters.

In addition to the proceedings or other matters described above, PNC and persons to whom we may have indemnification obligations, in the normal course of business, are subject to various other pending and threatened legal proceedings in which claims for monetary damages and other relief are asserted. Management does not anticipate, at the present time, that the ultimate aggregate liability, if any, arising out of such other legal proceedings will have a material adverse effect on our financial position. However, we cannot now determine whether or not any claims asserted against us, whether in the proceedings or other matters specifically described above or otherwise, will have a material adverse effect on our results of operations in any future reporting period.

NOTE 6 DISCONTINUED OPERATIONS

In January 2003, we agreed to a settlement with Washington Mutual Bank, FA of all issues in dispute between us in connection with the 2001 sale of our residential mortgage banking business to Washington Mutual. The settlement was reported in our fourth quarter 2002 results as a $16 million net loss in discontinued operations. The results of the discontinued residential mortgage banking business are presented on one line in the Consolidated Statement Of Income.

There was no other income or loss from discontinued operations in 2004 or 2003. In addition, there were no net assets of the residential mortgage banking business remaining at December 31, 2004 or December 31, 2003.

NOTE 7 CASH FLOWS

Cash and cash equivalents are defined as cash and due from banks in the Consolidated Statement Of Cash Flows. Summarized information related to acquisitions and divestitures that affected cash flows follows:

Cash Flows

Year ended December 31 – in millions	2004	2003	2002
Assets acquired, net	$2,928	$21	$1,736
Liabilities acquired, net	2,781	10	60
Cash paid	371	67	1,676
Cash and due from banks received	584	57

NOTE 8 TRADING ACTIVITIES

Our trading activities include the underwriting of fixed income securities and equity securities, as well as customer-driven and proprietary trading in fixed income securities, equities, derivatives, and foreign exchange.

Total trading revenue includes both net interest income from trading securities and net funding of financial derivatives, and other noninterest income from securities underwriting, foreign exchange and gains or losses from changes in the fair value or settlement of financial derivatives positions that are not used for hedging purposes. Specific components of total trading revenue are as follows:

Year ended December 31 – in millions	2004	2003	2002
Net interest income (expense)	$13	$(2)	$(2)
Other noninterest income	113	127	92

Total trading revenue	$126	$125	$90

Securities underwriting and trading	$60	$82	$57
Foreign exchange	31	25	25
Financial derivatives	35	18	8

Total trading revenue	$126	$125	$90

Trading assets and liabilities consisted of the following:

In millions	December 31, 2004	December 31, 2003
Assets
Securities (a)	$1,184	$226
Financial derivatives (b)	661	555

Total assets	$1,845	$781

Liabilities
Securities sold short (c)	$1,008	$57
Financial derivatives (d)	659	578

Total liabilities	$1,667	$635

(a)	Included in Other short-term investments, including trading securities, on the Consolidated Balance Sheet.
(b)	Included in Other assets on the Consolidated Balance Sheet.
(c)	Included in Other borrowed funds on the Consolidated Balance Sheet.
(d)	Included in Other liabilities on the Consolidated Balance Sheet.

NOTE 9 SECURITIES

In millions	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
December 31, 2004

SECURITIES AVAILABLE FOR SALE
Debt securities
U.S. Treasury and government agencies	$4,735		$(13)	$4,722
Mortgage-backed	8,506	$9	(82)	8,433
Commercial mortgage-backed	1,380	5	(15)	1,370
Asset-backed	1,910	5	(14)	1,901
State and municipal	175	2	(1)	176
Other debt	33			33

Total debt securities	16,739	21	(125)	16,635
Corporate stocks and other	123	2		125

Total securities available for sale	$16,862	$23	$(125)	$16,760

SECURITIES HELD TO MATURITY
Debt securities: Asset-backed	$1			$1

Total securities held to maturity	$1			$1

December 31, 2003
SECURITIES AVAILABLE FOR SALE
Debt securities
U.S. Treasury and government agencies	$3,402	$16	$(2)	$3,416
Mortgage-backed	5,889	19	(94)	5,814
Commercial mortgage-backed	3,248	66	(4)	3,310
Asset-backed	2,698	13	(19)	2,692
State and municipal	133	3	(1)	135
Other debt	55	2		57

Total debt securities	15,425	119	(120)	15,424
Corporate stocks and other	259	7	(2)	264

Total securities available for sale	$15,684	$126	$(122)	$15,688

SECURITIES HELD TO MATURITY
Debt securities: Asset-backed	$2			$2

Total securities held to maturity	$2			$2

December 31, 2002
SECURITIES AVAILABLE FOR SALE
Debt securities
U.S. Treasury and government agencies	$813	$13		$826
Mortgage-backed	6,110	108	$(2)	6,216
Commercial mortgage-backed	2,806	81		2,887
Asset-backed	2,699	83	(2)	2,780
State and municipal	75	2		77
Other debt	58	3		61

Total debt securities	12,561	290	(4)	12,847
Corporate stocks and other	583	1	(13)	571

Total securities available for sale	$13,144	$291	$(17)	$13,418

SECURITIES HELD TO MATURITY
Debt securities
U.S. Treasury and government agencies	$276	$33		$309
Asset-backed	8			8
Other debt	61			61

Total debt securities	345	33		378

Total securities held to maturity	$345	$33		$378

Securities represented 21% of total assets at December 31, 2004 compared with 23% at December 31, 2003 and 21% at December 31, 2002.

At December 31, 2004, the securities available for sale balance included a net unrealized loss of $102 million, which represented the difference between fair value and amortized cost. The comparable amounts at December 31, 2003 and December 31, 2002 were net unrealized gains of $4 million and $274 million, respectively. The impact on bond prices of increases in interest rates during 2004 was reflected in the net unrealized loss position at December 31, 2004.

The fair value of securities available for sale decreases when interest rates increase and vice versa. Further increases in interest rates after December 31, 2004, if sustained, will adversely impact the fair value of securities available for sale going forward compared with the fair value at December 31, 2004. Net unrealized gains and losses in the securities available for sale portfolio are included in shareholders’ equity as accumulated other comprehensive income or loss, net of tax.

The expected weighted-average life of securities available for sale was 2 years and 8 months at December 31, 2004, 2 years and 11 months at December 31, 2003 and 2 years and 9 months at December 31, 2002.

We carry securities classified as held to maturity at amortized cost. Securities classified as held to maturity at December 31, 2004 and December 31, 2003 were related to Market Street and were consolidated due to our adoption of FIN 46 effective July 1, 2003. These securities represent a static pool of lottery payments purchased as a private placement. Securities classified as held to maturity at December 31, 2002 were owned by companies formed with AIG that were consolidated in PNC’s financial statements. In January 2003, these securities were sold and these companies were liquidated. The expected weighted-average life of securities held to maturity was 7 months at December 31, 2004, 2 years and 7 months at December 31, 2003 and 20 years and 2 months at December 31, 2002.

The following table presents unrealized loss and fair value of securities at December 31, 2004 for which an other-than-temporary impairment has not been recognized. These securities are segregated between investments that have been in a continuous unrealized loss position for less than twelve months and greater than twelve months.

December 31, 2004 (in millions)	Unrealized loss position less than 12 months		Unrealized loss position greater than 12 months		Total
	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value
Securities available for sale
Debt securities
U.S. Treasury and government agencies	$(13)	$3,930		$1	$(13)	$3,931
Mortgage-backed	(30)	4,578	$(52)	1,302	(82)	5,880
Commercial mortgage-backed	(15)	947			(15)	947
Asset-backed	(10)	1,096	(4)	230	(14)	1,326
State and municipal	(1)	82			(1)	82
Other debt		8		1		9

Total debt securities	(69)	10,641	(56)	1,534	(125)	12,175
Corporate stocks and other

Total	$(69)	$10,641	$(56)	$1,534	$(125)	$12,175

We do not believe any individual unrealized loss as of December 31, 2004 represents an other-than-temporary impairment. The $82 million unrealized losses reported for mortgage-backed securities relate primarily to securities issued by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and private institutions. The $15 million unrealized losses reported for commercial mortgage-backed securities relate primarily to fixed rate securities. The $14 million unrealized losses associated with asset-backed securities relate primarily to securities collateralized by home equity, automobile and credit card loans. The $13 million unrealized losses reported for U.S. Treasuries and government agencies were primarily related to agency debenture securities. The majority of the unrealized losses associated with both mortgage and asset-backed securities are attributable to changes in interest rates and not from the deterioration of the credit quality of the issuer.

Net securities gains were $55 million in 2004 compared with $116 million in 2003 and $89 million in 2002. Net securities gains for 2003 included $25 million of gains related to the liquidation of the entities formed in 2001 in connection with the PAGIC transactions.

Information relating to securities sold is set forth in the following table.

Securities Sold

Year ended December 31 In millions	Proceeds	Gross Gains	Gross Losses	Net Gains	Taxes
2004	$14,206	$94	$39	$55	$19
2003	11,514	128	12	116	41
2002	16,395	106	17	89	31

The carrying value of securities pledged to secure public and trust deposits and repurchase agreements and for other purposes was $8.1 billion at December 31, 2004 and $6.7 billion at December 31, 2003. The fair value of securities accepted as collateral that we are permitted by contract or custom to sell or repledge was $1.7 billion at December 31, 2004. Of this amount, $.6 billion was repledged to others.

The following table presents, by remaining contractual maturity, the amortized cost, fair value and weighted-average yield of debt securities at December 31, 2004.

Contractual Maturity Of Debt Securities

December 31, 2004 Dollars in millions	Within 1 Year	1 to 5 Years	5 to 10 Years	After 10 Years	Total
SECURITIES AVAILABLE FOR SALE
U.S. Treasury and government agencies	$487	$3,894	$354		$4,735
Mortgage-backed		95	136	$8,275	8,506
Commercial mortgage-backed		1	30	1,349	1,380
Asset-backed		215	216	1,479	1,910
State and municipal	13	46	100	16	175
Other debt	5	20	8		33

Total debt securities available for sale	$505	$4,271	$844	$11,119	$16,739

Fair value	$504	$4,257	$839	$11,035	$16,635
Weighted-average yield	2.17%	3.58%	4.37%	4.44%	4.15%

SECURITIES HELD TO MATURITY
Asset-backed		$1			$1

Total securities held to maturity		$1			$1

Fair value (a)		$1			$1

(a)	Weighted average yield is zero due to the security being classified as a nonoperating asset.

Based on current interest rates and expected prepayment speeds, the total weighted-average expected maturity of mortgage-backed securities was 2 years and 8 months, of commercial mortgage-backed securities was 4 years and 7 months and of asset-backed securities was 1 year and 11 months at December 31, 2004. Weighted-average yields are based on historical cost with effective yields weighted for the contractual maturity of each security.

NOTE 10 LOANS AND COMMITMENTS TO EXTEND CREDIT

Loans outstanding were as follows:

December 31 - in millions	2004	2003	2002	2001	2000
Commercial	$17,438	$15,082	$14,987	$15,205	$21,207
Commercial real estate	1,980	1,824	2,267	2,372	2,583
Consumer	15,606	11,855	9,854	9,164	9,133
Residential mortgage	4,772	2,886	3,921	6,395	13,264
Lease financing	4,096	5,147	5,081	5,557	4,845
Other	505	518	415	445	568

Total loans	44,397	37,312	36,525	39,138	51,600
Unearned income	(902)	(1,009)	(1,075)	(1,164)	(999)
Total loans, net of unearned income	$43,495	$36,303	$35,450	$37,974	$50,601

Loans outstanding and related unfunded commitments are concentrated in our primary geographic markets. At December 31, 2004, no specific industry concentration exceeded 4.5% of total commercial loans outstanding and unfunded commitments.

Total loans, net of unearned income, at December 31, 2004 and December 31, 2003 included $2.3 billion and $2.2 billion, respectively, related to Market Street. We realized net gains from sales of commercial mortgages of $50 million in 2004, $52 million in 2003 and $31 million in 2002. Net gains in excess of valuation adjustments related to the liquidation of our institutional loans held for sale totaled $52 million in 2004, $69 million in 2003 and $147 million in 2002. Gains on sales of education loans totaled $30 million in 2004, $20 million in 2003 and $23 million in 2002.

Net Unfunded Credit Commitments

December 31 - in millions	2004	2003
Commercial	$20,020	$18,065
Consumer	7,654	5,774
Commercial real estate	1,199	767
Education loans	279	252
Lease financing	153	85
Institutional lending repositioning	3	85
Other	38	155

Total	$29,346	$25,183

Commitments to extend credit represent arrangements to lend funds subject to specified contractual conditions. At December 31, 2004, commercial commitments are reported net of $6.7 billion of participations, assignments and syndications, primarily to financial services companies. The comparable amount was $6.4 billion at December 31, 2003. Commitments generally have fixed expiration dates, may require payment of a fee, and contain termination clauses in the event the customer’s credit quality deteriorates. Based on our historical experience, most commitments expire unfunded, and therefore cash requirements are substantially less than the total commitment.

Unfunded credit commitments related to Market Street totaled $962 million at December 31, 2004 and $911 million at December 31, 2003 and are included in the preceding table primarily within the “Commercial” and “Consumer” categories. See Note 2 Variable Interest Entities for further information regarding Market Street.

Net outstanding standby letters of credit totaled $3.7 billion at December 31, 2004 and $4.0 billion at December 31, 2003. Standby letters of credit commit us to make payments on behalf of customers if certain specified future events occur. Such instruments are typically issued to support industrial revenue bonds, commercial paper, and bid-or-performance related contracts. Maturities for standby letters of credit ranged from 2005 to 2014. See Note 28 Commitments And Guarantees for additional information.

At December 31, 2004, the largest industry concentration was for multifamily, which accounted for approximately 7.9% of the total letters of credit and bankers’ acceptances.

At December 31, 2004, we pledged $1.3 billion of loans to the FRB and $20.9 billion of loans to the Federal Home Loan Bank (“FHLB”) as collateral for the contingent ability to borrow, if necessary.

Certain directors and executive officers of our subsidiaries, as well as certain affiliated companies of these directors and officers, were customers of and had loans with subsidiary banks in the ordinary course of business. All such loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility or present other unfavorable features. The aggregate principal amounts of these loans were $19 million at December 31, 2004 and $11 million at December 31, 2003. During 2004, new loans of $57 million were funded and repayments totaled $49 million.

NOTE 11 NONPERFORMING ASSETS

The following table sets forth nonperforming assets and related information:

December 31 - dollars in millions	2004	2003	2002	2001	2000
Nonaccrual loans	$140	$265	$308	$211	$323
Troubled debt restructured loan	3	1	1

Total nonperforming loans	143	266	309	211	323

Nonperforming loans held for sale (a)	3	27	97	169	33
Foreclosed and other assets	29	35	12	11	16

Total nonperforming assets (b)	$175	$328	$418	$391	$372

Nonperforming loans to total loans	.33%	.73%	.87%	.56%	.64%
Nonperforming assets to total loans, loans held for sale and foreclosed assets	.39	.87	1.13	.93	.71
Nonperforming assets to total assets	.22	.48	.63	.56	.53

Interest on nonperforming loans
Computed on original terms	$11	$29	$23	$27	$42
Recognized	2	5	10	10	10

Past due loans
Accruing loans past due 90 days or more	$49	$57	$115	$159	$113
As a percentage of total loans	.11%	.16%	.32%	.42%	.22%
Past due loans held for sale
Accruing loans held for sale past due 90 days or more	$9	$6	$32	$33	$16
As a percentage of total loans held for sale	.54%	.43%	1.99%	.79%	.97%

(a)	Includes $2 million, $10 million, $17 million and $6 million of troubled debt restructured loans held for sale at December 31, 2004, 2003, 2002 and 2001, respectively.
(b)	Excludes equity management assets that are carried at estimated fair value of $32 million (including $11 million of troubled debt restructured assets) at December 31, 2004, $37 million (including $5 million of troubled debt restructured assets) at December 31, 2003, $40 million (including $12 million of troubled debt restructured assets) at December 31, 2002 and $18 million at both December 31, 2001 and 2000.

NOTE 12 ALLOWANCES FOR LOAN AND LEASE LOSSES AND UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT

Changes in the allowance for loan and lease losses were as follows:

In millions	2004	2003	2002
January 1	$632	$673	$560
Charge-offs	(166)	(260)	(267)
Recoveries	51	49	44

Net charge-offs	(115)	(211)	(223)
Provision for credit losses	52	177	309
Acquired allowance (acquisitions)	22		41
Net change in allowance for unfunded loan commitments and letters of credit	16	(7)	(14)

December 31	$607	$632	$673

Changes in the allowance for unfunded loan commitments and letters of credit were as follows:

In millions	2004	2003	2002
Allowance at January 1	$91	$84	$70
Net change in allowance for unfunded loan commitments and letters of credit	(16)	7	14

December 31	$75	$91	$84

Impaired loans totaling $106 million at December 31, 2004 and $220 million at December 31, 2003 had a corresponding specific allowance for loan and lease losses of $37 million and $77 million. The average balance of impaired loans was $141 million in 2004, $282 million in 2003 and $242 million in 2002. We did not recognize any interest income on impaired loans in 2004, 2003 or 2002.

NOTE 13 GOODWILL AND OTHER INTANGIBLE ASSETS

We conduct an annual goodwill impairment test on our reporting units. We conducted this review during the fourth quarter of 2004, using data from September 30, 2004. Aside from any adverse triggering events that may occur earlier in the year, we will perform an annual test during the fourth quarter of each year. The fair value of our reporting units is determined by using discounted cash flow and market comparability methodologies.

A summary of the changes in goodwill by business during 2004 follows:

Goodwill

In millions	Dec. 31 2003	Additions/ Adjustments	Dec. 31 2004
Consumer Banking	$591	$553	$1,144
Institutional Banking	643	36	679
BlackRock	178	(1)	177
PFPC	945		945
Other	33	23	56

Total	$2,390	$611	$3,001

The United National acquisition resulted in the recognition of $553 million of goodwill recorded in the Consumer Banking business segment during 2004. Additionally, we recorded $35 million in customer-related intangible assets resulting from this transaction in 2004.

The acquisition of AFG in September 2004 resulted in the recognition of $35 million of goodwill and other intangible assets recorded in the Institutional Banking business segment.

See Note 3 Acquisitions for further information regarding the United National and AFG transactions.

Our ownership of BlackRock continues to change primarily when BlackRock repurchases its shares in the open market and issues shares pursuant to its employee compensation plans. We recognize goodwill because BlackRock repurchases its shares at an amount greater than book value and this results in an increase in our percentage ownership interest. We recognized goodwill of $23 million in 2004 as a result of BlackRock’s stock activity.

The gross carrying amount, accumulated amortization and net carrying amount of other intangible assets by major category consisted of the following:

Other Intangible Assets

December 31 - in millions	2004	2003
Customer-related and other intangibles
Gross carrying amount	$214	$186
Accumulated amortization	(102)	(78)

Net carrying amount	$112	$108

Mortgage and other loan servicing rights
Gross carrying amount	$408	$348
Accumulated amortization	(166)	(139)

Net carrying amount	$242	$209

Total	$354	$317

Most of our other intangible assets have finite lives and are amortized primarily on a straight-line basis or, in the case of mortgage and other loan servicing rights, on an accelerated basis. At December 31, 2003, we had three indefinite-lived other intangible assets included in “Customer-related and other intangibles” in the table above with a total carrying value of $11 million: two investment management contracts held by BlackRock and an intangible asset recorded pursuant to SFAS 87, “Employers’ Accounting for Pensions.” During the first quarter of 2004, one of the investment management contracts held by BlackRock was impaired when the funds’ portfolio manager resigned. As a result, BlackRock began an orderly liquidation of the funds and recognized an impairment charge of $6 million in the first quarter of 2004. The total carrying value of the two remaining indefinite-lived intangible assets was $4 million at December 31, 2004.

For customer-related intangibles, the estimated remaining useful lives range from approximately one year to 13 years, with a weighted-average remaining useful life of approximately five years. Our mortgage and other loan servicing rights are amortized primarily over a period of seven to ten years in proportion to the estimated net servicing income from the related loans.

The changes in the carrying amount of goodwill and net other intangible assets during 2004 follows:

Changes in Goodwill and Other Intangibles

In millions	Goodwill	Customer- Related	Servicing Rights
Balance at December 31, 2003	$2,390	$108	$209
Additions/adjustments/retirements:
United National acquisition	553	35
AFG acquisition	35
Other-BlackRock share repurchases	23
Institutional Banking			60
BlackRock fund impairment		(6)
Amortization		(25)	(27)

Balance at December 31, 2004	$3,001	$112	$242

Amortization expense on intangible assets for 2004 was $52 million. Amortization expense on existing intangible assets for 2005 through 2009 is estimated to be as follows:

•	2005: $50 million,

•	2006: $49 million,

•	2007: $46 million,

•	2008: $45 million, and

•	2009: $34 million.

NOTE 14 PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Premises, equipment and leasehold improvements, stated at cost less accumulated depreciation and amortization, were as follows:

December 31 - in millions	2004	2003
Land	$97	$88
Buildings	809	760
Equipment	1,514	1,382
Leasehold improvements	423	400

Total	2,843	2,630
Accumulated depreciation and amortization	(1,361)	(1,174)

Net book value	$1,482	$1,456

Depreciation expense on premises, equipment and leasehold improvements totaled $159 million in 2004, $160 million in 2003 and $157 million in 2002. Amortization expense, primarily for capitalized internally developed software, was $43 million in 2004, $36 million in 2003 and $26 million in 2002.

We lease certain facilities and equipment under agreements expiring at various dates through the year 2071. We account for substantially all such leases as operating leases. Rental expense on such leases amounted to $174 million in 2004, $177 million in 2003 and $174 million in 2002.

Required minimum annual rentals that we owe on noncancelable leases having initial or remaining terms in excess of one year totaled $950 million at December 31, 2004 and $932 million at December 31, 2003. Minimum annual rentals for the years 2005 through 2009 and thereafter are as follows:

•	2005: $149 million,

•	2006: $131 million,

•	2007: $111 million,

•	2008: $90 million, and

•	2009 and thereafter: $469 million.

During 2003, we recognized facilities charges of $25 million, of which $4 million is included in depreciation expense above, related to leased space consistent with the requirements of SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.”

Note 15 Securitizations And Retained Interests

During 2004 and 2003, we sold commercial mortgage loans totaling $460 million and $401 million, respectively, in securitization transactions through programs with the Government National Mortgage Association (“GNMA”). The transactions and resulting receipt and subsequent sale of securities qualify as sales under the appropriate accounting criteria and resulted in pretax gains of $8 million in both 2004 and 2003. Additionally, we sold commercial mortgage loans of $1.6 billion in 2004 and $1.1 billion in 2003 for cash in other loan sales transactions. These transactions resulted in pretax gains of $42 million in 2004 and $44 million in 2003.

For the transactions above, we continue to perform servicing for the commercial mortgage loans and recognized servicing assets from these transactions of $14 million in 2004 and $13 million in 2003. In addition, we purchased servicing rights for commercial mortgage loans from third parties of approximately $47 million in 2004 and $23 million in 2003.

In addition to the cash proceeds from the sales transactions above, net cash flows in 2004 and 2003 related to those transactions were not significant.

Changes in the commercial mortgage servicing assets were as follows:

Commercial Mortgage Servicing Assets

In millions	2004	2003
Balance at January 1	$209	$201
Additions	61	36
Retirements	(1)
Amortization	(27)	(28)

Balance at December 31	$242	$209

Assuming a prepayment speed of 11%-21% for the respective strata discounted at 7%-8%, the estimated fair value of commercial mortgage servicing rights was $321 million at December 31, 2004. A 10% and 20% adverse change in all assumptions used to determine fair value at December 31, 2004, results in a $20 million and $40 million decrease in fair value, respectively. No valuation allowance was necessary at December 31, 2004 or December 31, 2003.

We also own interest-only strips related to student loans totaling $60 million and $62 million, respectively, at December 31, 2004 and December 31, 2003. These strips were retained from the sales of student loans to a third party trust prior to 2003. Loans that are held by the trust supporting the value of the strips were $178 million and $245 million at December 31, 2004 and December 31, 2003, respectively. The principal of these loans is effectively guaranteed by the federal government.

NOTE 16 DEPOSITS

The aggregate amount of time deposits with a denomination of $100,000 or more was $5.7 billion at December 31, 2004 and $2.2 billion at December 31, 2003. The balance at December 31, 2004 reflects increases in both foreign and domestic time deposits. We have increased our use of eurodollars as a short-term funding mechanism.

Contractual maturities of time deposits for the years 2005 through 2009 and thereafter are as follows:

•	2005: $7.3 billion,

•	2006: $3.2 billion,

•	2007: $.9 billion,

•	2008: $.3 billion, and

•	2009 and thereafter: $1.5 billion.

NOTE 17 BORROWED FUNDS

Bank notes at December 31, 2004 have interest rates ranging from 2.36% to 2.51% with approximately $750 million maturing in 2005. Nonconvertible senior and subordinated notes consisted of the following:

December 31, 2004 Dollars in millions	Outstanding	Stated Rate	Maturity
Senior	$1,133	5.75%	2006
Subordinated
Junior	1,232	2.97 – 10.01	2026 – 2033
All other	2,818	5.25 – 7.88	2005 –2017

Total subordinated	4,050

Total senior and subordinated	$5,183

Total borrowed funds at December 31, 2004 have scheduled repayments for the years 2005 through 2009 and thereafter as follows:

•	2005: $6.3 billion,

•	2006: $1.7 billion,

•	2007: $.5 billion,

•	2008: $.2 billion, and

•	2009 and thereafter: $3.3 billion.

Included in borrowed funds are Federal Home Loan Bank advances of $89 million at December 31, 2004, which are collateralized by a blanket lien on residential mortgage and other real estate-related loans and mortgage-backed securities.

Included in outstandings for the senior and subordinated notes in the table above are basis adjustments of $31 million and $140 million, respectively, related to fair value accounting hedges.

See Note 18 Capital Securities Of Subsidiary Trusts for information about the $1.2 billion of junior subordinated debt.

NOTE 18 CAPITAL SECURITIES OF SUBSIDIARY TRUSTS

These capital securities represent non-voting preferred beneficial interests in the assets of PNC Institutional Capital Trusts A and B, PNC Capital Trusts C and D, United National Bank Capital Trust I and Capital Statutory Trust II (the “Trusts”).

•	Trust A, formed in December 1996, issued $350 million of 7.95% capital securities, due December 15, 2026, that are redeemable after December 15, 2006 at a premium that declines from 103.975% to par on or after December 15, 2016.

•	Trust B, formed in May 1997, issued $300 million of 8.315% capital securities due May 15, 2027, that are redeemable after May 15, 2007 at a premium that declines from 104.1575% to par on or after May 15, 2017.

•	Trust C, formed in June 1998, issued $200 million of capital securities due June 1, 2028, bearing interest at a floating rate per annum equal to 3-month LIBOR plus 57 basis points. The rate in effect at December 31, 2004 was 2.97%. Trust C Capital Securities are redeemable on or after June 1, 2008 at par.

•	Trust D, formed in December 2003, issued $300 million of 6.125% capital securities due December 15, 2033 that are redeemable on or after December 18, 2008 at par.

•	UNB Capital Trust I, formed in March 1997 with $16 million outstanding of 10.01% capital securities due March 15, 2027 that are redeemable on or after March 15, 2007, at a premium that declines from 105.00% to par on or after March 15, 2017.

•	UNB Capital Statutory Trust II, formed in December 2001, issued $30 million of capital securities due December 18, 2031, bearing interest at a floating rate per annum equal to 3-month LIBOR plus 360 basis points. The rate in effect at December 31, 2004 was 6.11%. Trust II is redeemable on or after December 18, 2006 at par.

The UNB Trusts were acquired effective January 1, 2004 as part of the United National acquisition. In the event of certain changes or amendments to regulatory requirements or federal tax rules, the capital securities are redeemable in whole.

Trust A is a wholly owned finance subsidiary of PNC Bank, N.A., PNC’s principal bank subsidiary. All other Trusts are wholly owned finance subsidiaries of PNC. The obligations of the respective parent of each Trust, when taken collectively, are the equivalent of a full and unconditional guarantee of the obligations of such Trust under the terms of the Capital Securities. Such guarantee is subordinate in right of payment in the same manner as other junior subordinated debt. There are certain restrictions on PNC’s overall ability to obtain funds from its subsidiaries. For additional disclosure on these funding restrictions, including an explanation of dividend and intercompany loan limitations, see Note 4 Regulatory Matters.

ACCOUNTING PRIOR TO DECEMBER 31, 2003

Prior to July 1, 2003, we classified capital securities between the liabilities and shareholders’ equity sections of the Consolidated Balance Sheet and reported the related dividends as “Distributions on capital securities” in the Consolidated Statement of Income. As required under the provisions of SFAS 150, these securities were reclassified as borrowed funds effective July 1, 2003 and the related dividends were included in interest expense in the Consolidated Statement Of Income from July 1, 2003 until December 31, 2003. Reclassification of prior period amounts was not permitted under SFAS 150.

ACCOUNTING SINCE DECEMBER 31, 2003

Effective December 31, 2003, we deconsolidated the assets and liabilities of Trusts A, B, C and D based upon guidance included in FIN 46. The deconsolidation of the Trusts removed $1.148 billion of Capital Securities issued by these Trusts while adding $1.184 billion of junior subordinated debentures and $36 million of other assets to the Consolidated Balance Sheet. These debentures were previously issued by us or our subsidiary, PNC Bank, N.A., and were purchased and are held as assets by the Trusts. The acquisition of the UNB Trusts added $48 million in junior subordinated debentures and $2 million in other assets. The combined $38 million of other assets represents our ownership of common stock issued by these Trusts.

NOTE 19 SHAREHOLDERS’ EQUITY

Information related to preferred stock is as follows:

		Preferred Shares
December 31 Shares in thousands	Liquidation value per share	2004	2003
Authorized
$1 par value		17,057	17,093
Issued and outstanding
Series A	$40	8	8
Series B	40	2	2
Series C	20	163	176
Series D	20	221	244

Total		394	430

Series A through D are cumulative and, except for Series B, are redeemable at our option. Annual dividends on Series A, B and D preferred stock total $1.80 per share and on Series C preferred stock total $1.60 per share. Holders of Series A through D preferred stock are entitled to a number of votes equal to the number of full shares of common stock into which such preferred stock is convertible. Series A through D preferred stock have the following conversion privileges: (i) one share of Series A or Series B is convertible into eight shares of PNC common stock; and (ii) 2.4 shares of Series C or Series D are convertible into four shares of PNC common stock.

During 2000, our Board of Directors adopted a shareholder rights plan providing for issuance of share purchase rights. Except as provided in the plan, if a person or group becomes beneficial owner of 10% or more of PNC outstanding common stock, all holders of the rights, other than such person or group, may purchase our common stock or equivalent preferred stock at half of market value.

We have a dividend reinvestment and stock purchase plan. Holders of preferred stock and PNC common stock may participate in the plan, which provides that additional shares of common stock may be purchased at market value with reinvested dividends and voluntary cash payments. Common shares issued pursuant to this plan were: 744,266 shares in 2004, 799,820 shares in 2003, and 796,140 shares in 2002.

At December 31, 2004, we had reserved approximately 43.7 million common shares to be issued in connection with certain stock plans and the conversion of certain debt and equity securities.

In January 2002, our Board of Directors authorized us to purchase up to 35 million shares of our common stock through February 29, 2004. Under this program, we purchased 10.8 million common shares during 2003 at a total cost of $507.8 million and .7 million shares at a total cost of $41.5 million during 2004.

In February 2004, our Board of Directors authorized the purchase of up to 20 million shares of our common stock in open market or privately negotiated transactions through February 28, 2005. The 2004 repurchase authorization was a replacement and continuation of the prior repurchase program. Under this program, we purchased 3.0 million common shares during 2004 at a total cost of $165.6 million.

As of February 16, 2005, the 2004 program was terminated, and a new program to purchase up to 20 million shares was authorized. This program will remain in effect until fully utilized or until modified, superseded or terminated.

NOTE 20 FINANCIAL DERIVATIVES

We use a variety of derivative financial instruments to help manage interest rate risk and reduce the effects that changes in interest rates may have on net income, fair value of assets and liabilities, and cash flows caused by interest rate volatility. These instruments include interest rate swaps, interest rate caps and floors, future contracts, and total return swaps.

Fair Value Hedging Strategies

We enter into interest rate and total return swaps, caps, floors and interest rate futures derivative contracts to hedge designated commercial mortgage loans held for sale, commercial loans, bank notes, senior debt and subordinated debt for changes in fair value primarily due to changes in interest rates. Adjustments related to the ineffective portion of fair value hedging instruments are recorded in interest income, interest expense or noninterest income depending on the hedged item.

Cash Flow Hedging Strategy

We enter into interest rate swap contracts to modify the interest rate characteristics of designated commercial loans from variable to fixed in order to reduce the impact of interest rate changes on future interest income. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of 10 years for hedges converting floating-rate commercial loans to fixed. The fair value of these derivatives is reported in other assets or other liabilities and offset in accumulated other comprehensive income for the effective portion of the derivatives. When the hedged transaction culminates, any unrealized gains or losses related to these swap contracts are reclassified from accumulated other comprehensive income and into earnings in the same period or periods during which the hedged forecasted transaction affects earnings are included in interest income. Ineffectiveness of the strategy, as defined by risk management policies and procedures, if any, is reported in interest income.

During the next twelve months, we expect to reclassify to earnings $4.9 million of pretax net gains, or $3.2 million after tax, on cash flow hedge derivatives currently reported in accumulated other comprehensive income. This amount could differ from amounts actually recognized due to changes in interest rates and the addition of other hedges subsequent to December 31, 2004. These net gains are anticipated to result from net cash flows on receive fixed interest rate swaps and would mitigate reductions in interest income recognized on the related floating rate commercial loans.

As of December 31, 2004 we have determined that there were no hedging positions where it was probable that certain forecasted transactions may not occur within the originally designated time period.

If a derivative is not effective in accomplishing the hedge objective of offsetting either changes in the fair value or cash flows of the hedged item for the risk being hedged, then any ineffectiveness present in the hedge relationship is recognized in current earnings. The ineffective portion of the change in value of these derivatives resulted in net gains of $5 million in both 2004 and 2003 and $4 million in 2002.

Free-Standing Derivatives

To accommodate customer needs, we also enter into financial derivative transactions primarily consisting of interest rate swaps, caps, floors and foreign exchange and equity contracts. We manage our market risk exposure from customer positions through transactions with third-party dealers. The credit risk associated with derivatives executed with customers is essentially the same as that involved in extending loans and is subject to normal credit policies. We may obtain collateral based on our assessment of the customer.

Basis swaps are agreements involving the exchange of payments, based on notional amounts, of two floating rate financial instruments denominated in the same currency, one pegged to one reference rate and the other tied to a second reference rate (e.g., swapping payments tied to one-month LIBOR for payments tied to three-month LIBOR). We use these contracts to mitigate the impact on earnings of exposure to a certain referenced interest rate.

We purchase credit default swaps to mitigate the economic impact of credit losses on specifically identified existing lending relationships. These derivatives typically are based upon the change in value, due to changing credit spreads, of publicly-issued bonds issued by our customer.

Interest rate lock commitments for, as well as commitments to buy or sell, mortgage loans that we intend to sell are considered free-standing derivatives. Our interest rate exposure on certain commercial mortgage interest rate lock commitments is economically hedged with pay-fixed interest rate swaps and forward sales agreements. These contracts mitigate the impact on earnings of exposure to a certain referenced rate.

Free-standing derivatives also include positions we take based on market expectations or to benefit from price differentials between financial instruments and the market based upon stated risk management objectives.

Derivative Counterparty Credit Risk

By purchasing and writing derivative contracts we are exposed to credit risk if the counterparties fail to perform. Our credit risk is equal to the fair value gain in the derivative contract. We minimize credit risk through credit approvals, limits, monitoring procedures and collateral requirements. We generally enter into transactions with counterparties that carry high quality credit ratings.

We enter into risk participation agreements to share some of the credit exposure with other counterparties related to interest rate derivative contracts or to take on credit exposure to generate revenue. Risk participation agreements entered into prior to July 1, 2003 were considered financial guarantees and therefore not included in derivatives. Agreements entered into subsequent to June 30, 2003 are included in the derivative table that follows. We determine that we meet our objective of reducing credit risk associated with certain counterparties to derivative contracts when the participation agreements share in their proportional credit losses of those counterparties.

We generally have established agreements with our major derivative dealer counterparties that provide for exchanges of marketable securities or cash to collateralize either party’s positions. At December 31, 2004 we held cash and U.S. government and mortgage-backed securities with a fair value of $158 million and pledged U.S. agency and mortgage-backed securities with a fair value of $204 million under these agreements.

The total notional or contractual amounts, estimated net fair value and credit risk for derivatives at December 31, 2004 and 2003 were as follows:

	December 31, 2004			December 31,2003
In millions	Notional amount	Estimated net fair value	Credit risk	Notional amount	Estimated net fair value	Credit risk
ACCOUNTING HEDGES
Fair value hedges	$4,155	$210	$217	$3,699	$283	$291
Cash flow hedges	360	(1)		4,271	66	75

Total	$4,515	$209	$217	$7,970	$349	$366

FREE-STANDING DERIVATIVES

Interest rate contracts	$52,447	$8	$385	$33,114	$(43)	$448
Equity contracts	2,186	(29)	123	1,609	(1)	64
Foreign exchange contracts	7,245	10	79	3,084	6	78
Credit contracts	359	(4)		166	(3)
Options	38,873	(1)	103	82		1
Risk participation agreements	230			35
Commitments related to mortgages	782	1	3	214	(1)	1
Other	375	1	6	223	20	23

Total	$102,497	$(14)	$699	$38,527	$(22)	$615

NOTE 21 EMPLOYEE BENEFIT PLANS

PENSION AND POSTRETIREMENT PLANS

We have a noncontributory, qualified defined benefit pension plan covering eligible employees. Retirement benefits are derived from a cash balance formula based on compensation levels, age and length of service. Pension contributions are based on an actuarially determined amount necessary to fund total benefits payable to plan participants.

We also maintain nonqualified supplemental retirement plans for certain employees. All retirement benefits provided under these plans are unfunded and we make any payments to plan participants. We also provide certain health care and life insurance benefits for qualifying retired employees (“postretirement benefits”) through various plans.

On June 30, 2004, both qualified and nonqualified benefits for PFPC employees were frozen, which resulted in a PNC pension plan remeasurement to reflect certain changes in plan provisions, including the curtailment of future pension costs at PFPC. This plan change resulted in a one-time curtailment gain of less than $1 million.

We use a measurement date of December 31 for plan assets and benefit obligations. A reconciliation of the changes in the projected benefit obligation for qualified and nonqualified pension plans and postretirement benefit plans as well as the change in plan assets for the qualified pension plan is as follows:

	Qualified Pension		Nonqualified Pension		Postretirement Benefits
December 31 (Measurement Date) – in millions	2004	2003	2004	2003	2004	2003
Accumulated benefit obligation at end of year	$1,111	$973	$68	$64

Projected benefit obligation at beginning of year	$1,025	$918	$68	$70	$258	$245
United National acquisition	37				25
Service cost	35	36	1	1	3	2
Interest cost	65	62	4	4	17	16
Effect of Medicare Modernization Act					(11)
Amendments	1				(10)
Actuarial loss (including changes in assumptions)	71	65	4	6	14	17
Participant contributions					7	5
Benefits paid (a)	(61)	(56)	(5)	(13)	(27)	(27)
Curtailment	(7)

Projected benefit obligation at end of year	$1,166	$1,025	$72	$68	$276	$258

Fair value of plan assets at beginning of year	$1,352	$966
United National acquisition	36
Actual return on plan assets	154	259
Employer contribution	11	183	$5	$13	$20	$22
Participant contributions					7	5
Benefits paid (a)	(61)	(56)	(5)	(13)	(27)	(27)

Fair value of plan assets at end of year	$1,492	$1,352

Funded status	$326	$327	$(72)	$(68)	$(276)	$(258)
Unrecognized net actuarial loss	337	338	27	26	96	98
Unrecognized prior service cost (credit)	(2)	(4)	1	2	(46)	(42)

Net amount recognized on the balance sheet	$661	$661	$(44)	$(40)	$(226)	$(202)

Prepaid (accrued) pension cost	$661	$661	$(44)	$(40)
Additional minimum liability			(24)	(23)
Intangible asset			1	1
Accumulated other comprehensive loss			23	22

Net amount recognized on the balance sheet	$661	$661	$(44)	$(40)

(a)	Nonqualified pension benefits paid in 2003 include approximately $9.5 million of lump sum settlement payments to certain individuals.

The fair value of the qualified pension plan assets exceeds both the accumulated benefit obligation and the projected benefit obligation. The nonqualified pension plan, which contains several individual plans that are accounted for together, is unfunded. Contributions from us and, in the case of postretirement benefit plans, participant contributions cover all benefits paid under the nonqualified pension plan and postretirement benefit plans. The benefit obligations, asset values, funded status and balance sheet impacts are shown in the above table.

PENSION PLAN ASSETS

Assets related to our qualified pension plan (the “Plan”) are held in trust (the “Trust”). The Trust is exempt from tax pursuant to section 501(a) of the Internal Revenue Code (the “Code”). The Plan is qualified under section 401(a) of the Code. Plan assets consist primarily of listed domestic and international equity securities and U.S. government, agency, and corporate debt securities. Plan assets do not include common or preferred stock or any debt of PNC.

We adopted the current Pension Plan Investment Policy Statement, including the updated target allocations and allowable ranges shown below, on May 30, 2002.

The long-term investment strategy for pension plan assets is to:

•	Meet present and future benefit obligations to all participants and beneficiaries,

•	Cover reasonable expenses incurred to provide such benefits, including expense incurred in the administration of the Trust and the Plan,

•	Provide sufficient liquidity to meet benefit and expense payment requirements on a timely basis, and

•	Provide a total return that, over the long term, maximizes the ratio of trust assets to liabilities by maximizing investment return, at an appropriate level of risk.

The Plan’s specific investment objective is to meet or exceed the investment policy benchmark over the long term. The investment policy benchmark compares actual performance to a weighted market index, and measures the contribution of active investment management and policy implementation. This investment objective is expected to be achieved over the long term (one or more market cycles) and is measured over rolling five-year periods. Total return calculations are time-weighted and are net of investment-related fees and expenses.

The asset allocations for the Trust at the end of 2004 and 2003, and the target allocation for 2005, by asset category, are as follows:

	Target Allocation	Allowable Range	Percentage of Plan Assets at December 31
	2005		2004	2003
Asset Category
Domestic Equity	35%	32 – 38%	39.0%	41.1%
International Equity	20%	17 – 23%	20.6%	19.8%
Private Equity	5%	0 – 8%	.6%	.3%

Total Equity	60%		60.2%	61.2%

Domestic Fixed Income	30%	27 – 33%	29.7%	28.7%
High Yield Fixed Income	10%	7 – 13%	9.7%	10.0%

Total Fixed Income	40%		39.4%	38.7%

Other	0%	0 – 1%	.4%	.1%

Total	100%		100%	100%

The slight overweight in domestic equity at year-end 2003 and 2004 is attributable to the targeted allocation in Private Equity, which continues to be committed but which is funded over time as suitable opportunities for private equity investment are identified and as calls for funding are made. The Investment Policy Statement provides that, from time to time, domestic equity may serve as a proxy (substitute) for private equity.

We believe that, over the long term, asset allocation is the single greatest determinant of risk. Asset allocation will deviate from the target percentages due to market movement, cash flows, and investment manager performance. Material deviations from the asset allocation targets can alter the expected return and risk of the Trust. On the other hand, frequent rebalancing to the asset allocation targets may result in significant transaction costs, which can impair the Trust’s ability to meet its investment objective. Accordingly, the Trust portfolio is periodically rebalanced to maintain asset allocation within the target ranges described above.

In addition to being diversified across asset classes, the Trust is diversified within each asset class. Secondary diversification provides a reasonable expectation that no single security or class of securities will have a disproportionate impact on the total risk and return of the Trust.

The Pension Plan Administrative Committee (the “Committee”) selects investment managers for the Trust based on the contributions that their respective investment styles and processes are expected to make to the investment performance of the overall portfolio. The managers’ Investment Objectives and Guidelines, which are a part of each manager’s Investment Management Agreement, document performance expectations and each manager’s role in the portfolio. The Committee uses the Investment Objectives and Guidelines to establish, guide, control and measure the strategy and performance for each manager.

The purpose of investment manager guidelines is to:

•	Establish the investment objective and performance standards for each manager,

•	Ensure that the manager has the capability to evaluate the risks of all financial instruments or other assets in which the manager’s account is invested, and

•	Prevent the manager from exposing its account to excessive levels of risk, undesired or inappropriate risk, or disproportionate concentration of risk.

The guidelines also indicate which investments and strategies the manager is permitted to use to achieve its performance objectives, and which investments and strategies it is prohibited from using.

Where public market investment strategies may include the use of derivatives and/or currency management, language is incorporated in the managers’ guidelines to define allowable and prohibited transactions and/or strategies. Derivatives are typically employed by investment managers to modify risk/return characteristics of their portfolio(s), implement asset allocation changes in a cost-effective manner, or reduce transaction costs. Under the managers’ investment guidelines, derivatives may not be used solely for speculation or leverage. Derivatives are used only in circumstances where they offer the most efficient economic means of improving risk/reward profile of the portfolio.

BlackRock, Consumer Banking and PFPC receive compensation for providing investment management, trustee and custodial services for the majority of the Trust portfolio. Compensation for such services is paid by PNC. Non-affiliate service providers for the Trust are compensated from plan assets.

The following table provides information regarding our estimated future cash flows related to our various plans:

Estimated Cash Flows

			Postretirement Benefits
In millions	Qualified Pension	Nonqualified Pension	Gross PNC Benefit Payments	Reduction in PNC Benefit Payments Due to Medicare Part D Subsidy
Estimated 2005 employer contributions	None	$7	$24

Estimated future benefit payments
2005	$91	$7	$24
2006	91	7	25	$(1)
2007	96	7	25	(1)
2008	97	7	25	(1)
2009	106	7	24	(1)
2010 – 2014	548	36	115	(5)

The qualified pension plan contributions are deposited into a trust, and the qualified pension plan benefit payments are made from trust assets. The trustee is PNC Bank, N.A. For the other plans, total contributions and the benefit payments are the same and represent expected benefit amounts, which are paid from general assets. Postretirement benefits are net of participant contributions. Due to the plan’s fully funded status, the qualified pension contribution in 2005 is currently estimated to be zero.

The components of net periodic pension and postretirement benefit cost were as follows:

	Qualified Pension Plan			Nonqualified Pension Plan			Postretirement Benefits
Year ended December 31 – in millions	2004	2003	2002	2004	2003	2002	2004	2003	2002
Service cost	$35	$36	$33	$1	$1	$1	$3	$2	$2
Interest cost	65	62	61	4	4	5	17	16	15
Expected return on plan assets	(112)	(90)	(97)
Amortization of prior service cost	(1)	(1)	(1)				(6)	(6)	(6)
Recognized net actuarial loss	23	43	19	3	2	2	5	4	2
Curtailment (gain)	(1)
Losses due to settlements					4

Net periodic cost	$9	$50	$15	$8	$11	$8	$19	$16	$13

The weighted-average assumptions used (as of the beginning of each year) to determine net periodic costs shown above were as follows:

	Qualified and Nonqualified Pensions
Year ended December 31	2004	2003	2002
Discount rate	6.00%	6.75%	7.25%
Rate of compensation increase	4.00	4.00	4.50
Expected long-term return on plan assets	8.50	8.50	9.50

The expected long-term return on plan assets has been established by considering historical and future expected returns of the asset classes invested in by the Trust, and the allocation strategy currently in place among those classes.

	Postretirement Benefits
Year ended December 31	2004	2003	2002
Discount rate	6.00%	6.75%	7.25%
Assumed health care cost trend rate
Initial trend	11.00	11.00	7.75
Ultimate trend	5.00	5.25	5.50
Year to reach ultimate	2010	2009	2005

The weighted-average assumptions used (as of the end of each year) to determine year-end obligations for both pension and postretirement benefits were as follows:

	At December 31
	2004	2003
Discount rate	5.25%	6.00%
Rate of compensation increase	4.00	4.00
Assumed health care cost trend rate
Initial trend	10.00	11.00
Ultimate trend	5.00	5.00
Year to reach ultimate	2010	2010

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

Year ended December 31, 2004 – in millions	Increase	Decrease
Effect on total service and interest cost	$1	$(1)
Effect on year-end benefit obligation	16	(14)

DEFINED CONTRIBUTION PLANS

We have a contributory, qualified defined contribution plan that covers substantially all employees except those covered by other plans as identified below. Under this plan, employee contributions up to 6% of eligible compensation as defined by the plan are matched 100%, subject to Code limitations. The plan is a 401(k) plan and includes an employee stock ownership (“ESOP”) feature. Employee contributions are invested in a number of investment options available under the plan, including a PNC common stock fund and several BlackRock mutual funds, at the direction of the employee. All shares of PNC common stock held by the plan are part of the ESOP. Employee contributions to the plan for 2004, 2003 and 2002 were matched primarily by shares of PNC common stock held in treasury, except in the case of those participants who have exercised their diversification election rights to have their matching portion in other investments available within the plan. We also maintain a nonqualified supplemental savings plan for certain employees.

Employee benefits expense related to this plan was $48 million in 2004, $49 million in 2003 and $47 million in 2002. We measured employee benefits expense as the fair value of the shares and cash contributed to the plan by PNC.

Additionally, Hilliard Lyons sponsors a contributory, qualified defined contribution plan that covers substantially all of its employees who are not covered by the plan described above. Contributions to this plan are made in cash and include a base contribution for those participants employed at December 31, a matching of employee contributions, and a discretionary profit sharing contribution as determined by Hilliard Lyons’ Executive Compensation Committee. Employee benefits expense for this plan was $5 million in both 2004 and 2003 and $4 million in 2002.

Effective July 1, 2004, we adopted a separate qualified defined contribution plan that covers substantially all United States-based PFPC employees not covered by our plan. The plan is a 401(k) plan and includes an ESOP feature. Under this plan, employee contributions of up to 6% of eligible compensation as defined by the plan may be matched annually based on PFPC performance levels. Participants must be employed as of December 31 of each year to receive this annual contribution. The performance-based employer matching contribution will be made primarily in shares of PNC common stock held in treasury, except in the case of those participants who have exercised their diversification election rights to have their matching portion in other investments available within the plan. Mandatory employer contributions to this plan are made in cash and include employer basic and transitional contributions. Employee-directed contributions are invested in a number of investment options available under the plan, including a PNC common stock fund and several BlackRock mutual funds, at the direction of the employee. Employee benefits expense for this plan, which was effective July 1, 2004, was $5 million for 2004. We measured employee benefits expense as the fair value of the shares and cash contributed to the plan.

MEDICARE REFORM

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted. The Act established a prescription drug benefit under Medicare, known as “Medicare Part D,” and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. We believe that benefits provided to certain participants will be at least actuarially equivalent to Medicare Part D and, accordingly, we will be entitled to a subsidy.

As outlined in Note 1 Accounting Policies, in May 2004 the FASB issued FSP 106-2. FSP 106-2 requires:

•	That the effects of the federal subsidy be considered an actuarial gain and recognized in the same manner as other actuarial gains and losses, and

•	Certain disclosures for employers that sponsor postretirement health care plans that provide prescription drug benefits.

We determined that the effects of the Act were not a significant event requiring an interim remeasurement under SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Consequently, as permitted by FSP 106-2, net periodic postretirement benefit cost for 2004 does not reflect the effects of the Act. The benefit obligation for the postretirement benefit plan was remeasured at December 31, 2004 to reflect the effects of the Act, which resulted in a reduction in the benefit obligation of $11 million due to the federal subsidy. The Act also affects plan premiums and assumptions, but the effect on benefit obligations was not significant and was not separately measured.

NOTE 22 STOCK-BASED COMPENSATION PLANS

We have a long-term incentive award plan (“Incentive Plan”) that provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, performance units, and restricted stock and other incentive shares to executives and, other than incentive stock options, to non-employee directors. In any given year, the number of shares of PNC common stock available for grant under the Incentive Plan is limited to no more than 3% of total issued shares of common stock determined at the end of the preceding calendar year. Of this amount, no more than 20% is available for restricted stock and other incentive share awards.

As of December 31, 2004 no incentive stock options, stock appreciation rights or performance unit awards were outstanding.

NONQUALIFIED STOCK OPTIONS

Options are granted at exercise prices not less than the market value of common stock on the date of grant. Generally, options granted since 1999 become exercisable in installments after the grant date. Options granted prior to 1999 are mainly exercisable twelve months after the grant date. No option may be exercisable after 10 years from its grant date. Payment of the option price may be in cash or previously owned shares of common stock at market value on the exercise date.

A summary of stock option activity follows:

	Per Option
Shares in thousands	Exercise Price	Weighted- Average Exercise Price	Shares
January 1, 2002	$21.75 – $76.00	$55.15	12,477
Granted	37.42 – 60.65	54.91	4,514
Exercised	21.75 – 55.59	40.05	(495)
Terminated	27.56 – 74.59	58.98	(955)

December 31, 2002	21.75 – 76.00	55.33	15,541
Granted	43.41 – 54.07	44.41	4,080
Exercised	21.75 – 54.72	36.85	(730)
Terminated	29.25 – 74.59	54.10	(501)

December 31, 2003	21.75 – 76.00	53.67	18,390
Granted	49.66 – 57.42	53.94	2,301
Exercised	21.75 – 57.10	42.44	(1,354)
Terminated	38.17 – 74.59	58.38	(602)

December 31, 2004	29.06 – 76.00	54.37	18,735

Information about stock options outstanding at December 31, 2004 follows:

	Options Outstanding			Options Exercisable
December 31, 2004 Shares in thousands Range of exercise prices	Shares	Weighted- average exercise price	Weighted-average remaining contractual life (in years)	Shares	Weighted-average exercise price
$29.06 - $42.99	2,121	$40.52	5.2	1,841	$40.53
43.00 - 52.99	5,764	46.19	6.4	3,245	47.37
53.00 - 59.99	7,150	55.66	6.7	3,915	56.14
60.00 - 76.00	3,700	72.53	5.7	3,692	72.56

Total	18,735	$54.37	6.3	12,693	$56.41

Options granted in 2004, 2003 and 2002 include options for 30,000 shares, 30,000 shares and 52,000 shares, respectively, which were granted to non-employee directors.

The weighted-average grant-date fair value of options granted in 2004, 2003 and 2002 was $9.64, $8.11 and $11.40 per option, respectively. At December 31, 2003 and 2002 options for 10,426,000 and 7,910,000 shares of common stock, respectively, were exercisable at a weighted-average price of $55.21 and $52.47, respectively.

There were no options granted in excess of market value in 2004, 2003 or 2002. Shares of common stock available during the next year for the granting of options and other awards under the Incentive Plan were 10,584,683 at December 31, 2004, 2003 and 2002.

As discussed in Note 1 Accounting Policies, we adopted the fair value recognition provisions of SFAS 123 prospectively to all employee awards including stock options granted, modified or settled after January 1, 2003. As permitted under SFAS 123, we recognize compensation expense for stock options on a straight-line basis over the pro rata vesting period. Compensation expense for stock options recognized in 2004 was $22 million and for 2003 totaled $12 million. Prior to 2003 we did not recognize any stock-based compensation expense related to stock options as all options to purchase stock granted under our plans had an exercise price equal to the market value of the underlying stock on the date of grant.

INCENTIVE SHARE AND RESTRICTED STOCK AWARDS

In 2001 and 2000, respectively, we granted incentive share awards potentially representing 9,000 and 609,000 shares of PNC common stock to certain senior executives pursuant to the Incentive Plan. Issuance of shares pursuant to these incentive awards was subject to meeting certain performance targets over a three-year period. There were 169,500, 22,500 and 30,000 incentive shares forfeited during 2002, 2001 and 2000, respectively. Shares awarded under this grant were reduced on a share-for-share basis by 68,500 shares received by certain executives from the 1998 incentive share award grant. In 2003, after completion of the three-year performance period, one-half of the shares awarded were issued and delivered without restrictions and the remaining one-half of the shares awarded were issued as restricted shares and were released in January 2004 upon completion of the restricted period. Incentive shares totaling 264,000 in potential grants were cancelled under this award. During the restricted period, the recipients received dividends and voting rights.

In 2003, we granted incentive share awards potentially representing 659,250 shares of PNC common stock to certain senior executives pursuant to the Incentive Plan. Issuance of restricted shares pursuant to these incentive awards is subject to the achievement of one or more financial and other performance goals over a three-year period. This number reflects the maximum number of shares that could be issued under these awards.

In 2004, we granted incentive share awards potentially representing 879,000 shares of PNC common stock to certain senior executives pursuant to the Incentive Plan. Issuance of restricted shares pursuant to these incentive awards is subject to the achievement of one or more financial and other performance goals over a two-year period. Shares awarded under this grant will be reduced on a share-for-share basis by any shares that may be issued pursuant to the 2003 incentive share awards. The potential awards will be increased by the amount of phantom dividends during the performance period converted to incentive shares and added to the potential award amount. Incentive shares totaling 34,164 were added to the grant with respect to deemed dividends during 2004.

In 2000, we granted 245,000 shares of restricted stock to senior executives with a three-year vesting period. Of these, 35,000 shares were forfeited in 2002. The restricted period for all but 40,000 of the restricted shares ended November 15, 2003.

In 2002, we granted 109,138 shares of restricted stock to senior executives with vesting periods ranging from 24 months to 50 months. There were 737 and 1,551 restricted shares forfeited during 2004 and 2002 respectively. The restricted period for all but 66,850 shares ended during 2004.

In 2003, we granted 520,446 shares of restricted stock to senior executives with vesting periods ranging from 24 months to 47 months. There were 2,607 and 7,062 restricted shares forfeited in 2004 and 2003, respectively.

In 2004, we granted 342,188 shares of restricted stock to senior executives with vesting periods ranging from 17 months to 43 months. Of these, 1,610 shares were forfeited in 2004. Additionally, we granted 369,854 shares of restricted stock to certain key employees. These shares vest 100% after three years. Of these, 11,232 shares were forfeited in 2004.

We also granted 63,500, 67,900 and 52,000 shares of restricted stock to certain key employees in 2004, 2003 and 2002, respectively. These shares vest 25% after three years, 25% after four years and 50% after five years. Shares forfeited were 11,375, 10,975 and 6,800 in 2004, 2003 and 2002, respectively.

We granted 13,000 shares of restricted stock to non-employee directors in 2001. One-half of these shares vest after one year and the remainder after two years. In 2002, 1,000 of these shares were forfeited.

The weighted-average grant-date fair value of incentive share and restricted stock awards granted in 2004, 2003 and 2002 was $54.46, $44.23 and $45.69 per share, respectively. We recognized compensation expense (income) for incentive share and restricted stock awards totaling $25 million, $20 million and $(1) million in 2004, 2003 and 2002, respectively. The net credit to expense in 2002 was due to forfeitures and adjustments of accruals related to performance-based awards under the Incentive Plan.

EMPLOYEE STOCK PURCHASE PLAN

Our ESPP has approximately 1.6 million shares available for issuance. Full-time employees with six months and part-time employees with twelve months of continuous employment with us are eligible to participate in the ESPP at the commencement of the next six-month offering period. Prior to 2003, participants could purchase our common stock at 85% of the lesser of fair market value on the first or last day of each offering period. Beginning in June 2003, participants could purchase our common stock at 95% of the fair market value on the last day of each six-month offering period. No charge to earnings is recorded with respect to the ESPP.

Shares issued pursuant to the ESPP were as follows:

Year ended December 31	Shares	Price Per Share
2004	156,753	$50.43 and 54.57
2003	361,064	35.87 and 51.99
2002	449,208	47.81 and 35.87

PRO FORMA EFFECTS

A table is included in Note 1 Accounting Policies that sets forth pro forma income from continuing operations and basic and diluted earnings per share as if compensation expense had been recognized under SFAS 123, as amended, for stock options and the ESPP for 2004, 2003 and 2002.

For purposes of computing 2004 stock option expense and pro forma results, we estimated the fair value of stock options and ESPP shares using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods. The following assumptions were used in the option pricing model for purposes of estimating pro forma results as well as 2004 stock option expense. The dividend yield represents average yields over the previous three-year period. Volatility is measured using the fluctuation in month-end closing stock prices over a five-year period.

Option Pricing Assumptions

Year ended December 31	2004	2003	2002
Risk-free interest rate	3.4%	3.1%	4.4%
Dividend yield	3.6	3.5	3.5
Volatility	28.9	30.9	26.7
Expected life	4.9 yrs.	5.0 yrs.	5.0 yrs.

2002 BLACKROCK INC. LONG-TERM RETENTION AND INCENTIVE PLAN

BlackRock’s long-term retention and incentive plan (“LTIP”) permits the grant of up to $240 million in deferred compensation awards (the “LTIP Awards”), subject to the achievement of certain performance hurdles by BlackRock no later than March 2007. If the performance hurdles are achieved, up to $200 million of the LTIP Awards will be funded with up to 4 million shares of BlackRock common stock to be surrendered by PNC and distributed to LTIP participants, less income tax withholding. Shares attributable to value in excess of our $200 million LTIP funding requirement will be available to support BlackRock’s future long-term retention and incentive programs but are not subject to surrender until the programs are approved by BlackRock’s Compensation Committee of its Board of Directors. In addition, shares distributed to LTIP participants will include an option to put such distributed shares back to BlackRock at fair market value. BlackRock will fund the remainder of the LTIP Awards with up to $40 million in cash. In general, LTIP participants must also be employed by BlackRock on the payment date in early 2007 to receive payment for an award. As of January 31, 2005, BlackRock had awarded approximately $230 million in LTIP Awards.

The LTIP Awards will fully vest at the end of any three-month period beginning on or after January 1, 2005 and ending on or prior to March 30, 2007 during which the average closing price of BlackRock’s common stock is at least $62 per share. In addition, the vesting of awards is contingent on the participants’ continued employment with BlackRock for periods ranging from two to five years. An alternative performance hurdle provides for partial vesting of the LTIP based on specific targets for BlackRock’s earnings growth and relative stock price performance to peers over the term of the LTIP, subject to the authority of BlackRock’s Compensation Committee to reduce the amount of awards vested under the LTIP.

Based on the price performance of its common shares, BlackRock management determined that full vesting of the LTIP awards was probable as of September 30, 2004, and as a result recorded a charge and a related liability in its third quarter 2004 results. This charge took into account the value of the awards granted through September 30, 2004 and the applicable service period. We reported a pretax charge totaling $96 million, including $89 million reported as compensation expense, $2 million of employee benefit expense and $5 million of other noninterest expense in our Consolidated Statement of Income. The after-tax impact on our third quarter 2004 results after taking into account the adjustment for minority interests (we owned approximately 71% of BlackRock in 2004) was $42 million, or $.15 per diluted share. This includes a pro rata share of the estimated dilution of our investment in BlackRock that is expected to occur in 2007 when we transfer shares of BlackRock stock to fund a portion of the LTIP Awards.

Fourth quarter 2004 LTIP pretax charges reported by PNC totaled $14 million, comprised of $13 million of compensation expense and $1 million of “Other” noninterest expense.

We expect to report additional pretax charges of approximately $15 million per quarter through December 2006 related to the remaining service period of the LTIP Awards granted to date, assuming the LTIP Awards vest or full vesting remains probable.

Additional information on the third quarter 2004 LTIP charge is included in our and BlackRock’s Current Reports on Form 8-K dated October 6, 2004.

NOTE 23 EARNINGS PER SHARE

The following table sets forth basic and diluted earnings per common share calculations.

Year ended December 31 - in millions, except share and per share data	2004	2003	2002
CALCULATION OF BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1,197	$1,029	$1,200
Less: Preferred dividends declared	1	1	1

Income from continuing operations applicable to basic earnings per common share	1,196	1,028	1,199
Loss from discontinued operations			(16)
Cumulative effect of accounting change		(28)
Net income applicable to basic earnings per common share	$1,196	$1,000	$1,183

Basic weighted-average common shares outstanding (in thousands)	281,248	279,677	283,449

Basic earnings per common share from continuing operations	$4.25	$3.68	$4.23
Basic loss per common share from discontinued operations			(.05)
Basic loss per common share from cumulative effect of accounting change		(.10)

Basic earnings per common share	$4.25	$3.58	$4.18

CALCULATION OF DILUTED EARNINGS PER COMMON SHARE (a)
Income from continuing operations	$1,197	$1,029	$1,200
Less: BlackRock adjustment for common stock equivalents	4	2	1

Income from continuing operations applicable to diluted earnings per common share	1,193	1,027	1,199
Loss from discontinued operations			(16)
Cumulative effect of accounting change		(28)

Net income applicable to diluted earnings per common share	$1,193	$999	$1,183

Basic weighted-average common shares outstanding (in thousands)	281,248	279,677	283,449
Weighted-average common shares to be issued using average market price and assuming:
Conversion of preferred stock Series A and B	85	91	98
Conversion of preferred stock Series C and D	663	730	795
Conversion of debentures	10	14	16
Exercise of stock options	992	394	496
Incentive share awards	634	297	299

Diluted weighted-average common shares outstanding (in thousands)	283,632	281,203	285,153

Diluted earnings per common share from continuing operations	$4.21	$3.65	$4.20
Diluted loss per common share from discontinued operations			(.05)
Diluted loss per common share from cumulative effect of accounting change		(.10)

Diluted earnings per common share	$4.21	$3.55	$4.15

(a) Excludes stock options considered to be anti-dilutive (in thousands)	10,762	14,756	11,289

NOTE 24 INCOME TAXES

The components of income taxes were as follows:

Year ended December 31 In millions	2004	2003	2002
Current
Federal	$438	$284	$86
State	12	39	48

Total current	450	323	134
Deferred
Federal	90	205	463
State	(2)	11	24

Total deferred	88	216	487

Total	$538	$539	$621

Significant components of deferred tax assets and liabilities are as follows:

December 31 - in millions	2004	2003
Deferred tax assets
Allowance for loan and lease losses	$277	$307
Net unrealized securities losses	42	9
Loan valuations related to institutional lending repositioning	25	71
Other	96	158

Total deferred tax assets	440	545

Deferred tax liabilities
Leasing	1,304	1,411
Depreciation	114	92
Compensation and benefits	6	61
Other	181	139

Total deferred tax liabilities	1,605	1,703

Net deferred tax liability	$1,165	$1,158

A reconciliation between the statutory and effective tax rates follows:

Year ended December 31	2004	2003	2002
Statutory tax rate	35.0%	35.0%	35.0%
Increases (decreases) resulting from State taxes	.4	2.0	2.5
Tax-exempt interest	(.8)	(.4)	(.4)
Life insurance	(1.1)	(1.3)	(1.1)
Tax credits	(2.4)	(2.5)	(2.4)
Other	(.3)	.9	(.2)

Effective tax rate	30.8%	33.7%	33.4%

At December 31, 2004 we had available $12 million of federal and state income tax net operating loss carryforwards originating from an acquired company which will expire from 2019 through 2022.

As discussed in Note 1 Accounting Policies, the 2004 Act created a one-time opportunity for US companies to repatriate undistributed earnings from foreign subsidiaries at a substantially reduced federal tax rate. The reduced rate is achieved via an 85% dividends received deduction. In our case, foreign earnings must be repatriated by December 31, 2005 in order to qualify for this benefit. Two of our subsidiaries, BlackRock and PFPC, have foreign subsidiaries with undistributed earnings that may be available for repatriation. There are a variety of additional technical requirements relating to the use of the repatriated earnings that must be considered to take advantage of the reduced tax rate. We have begun to evaluate the feasibility of repatriating the undistributed earnings of BlackRock and PFPC’s foreign subsidiaries and expect to complete our evaluation by the end of the second quarter of 2005. We are considering the repatriation of up to $53 million of foreign earnings, of which $30 million relates to BlackRock and $23 million relates to PFPC. In accordance with the provisions of APB Opinion No. 23, we have recorded income taxes on the earnings of PFPC’s foreign subsidiaries but have not done so for BlackRock’s foreign subsidiaries. The tax effect of repatriation could range from a $7 million benefit to a $2 million expense.

See Note 31 Subsequent Events for information regarding the reversal of certain deferred tax liabilities in the first quarter of 2005.

NOTE 25 SEGMENT REPORTING

We operate four major businesses engaged in providing banking, asset management and global fund processing products and services. Banking businesses include consumer banking (consumer/small business and wealth management) and institutional banking.

The Consumer Banking business segment comprises consumer and small business customers. The Institutional Banking business segment includes middle market and corporate customers. Amounts previously reported under Regional Community Banking, Wholesale Banking and PNC Advisors have been reclassified to reflect this new reporting structure. Intercompany eliminations and other adjustments made to combine Regional Community Banking and PNC Advisors for prior periods were not significant.

Assets, revenue and earnings attributable to foreign activities were not material in the periods presented.

Results of individual businesses are presented based on our management accounting practices and our operating structure. There is no comprehensive, authoritative body of guidance for management accounting equivalent to GAAP; therefore, the financial results of individual businesses are not necessarily comparable with similar information for any other company. We refine our methodologies from time to time as our management accounting practices are enhanced and our business and management structure change. Financial results are presented, to the extent practicable, as if each business operated on a stand-alone basis.

Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product maturities, duration and other factors. Capital is intended to cover unexpected losses and is assigned to the banking businesses using our risk-based economic capital model. We increased the capital assigned to Consumer Banking to 6% of funds to reflect the capital required for well-capitalized banks and to approximate market comparables for this business. The capital for BlackRock and PFPC reflects legal entity shareholders’ equity. BlackRock’s capital is consistent with its separate public company financial statement disclosures.

We have allocated the allowances for loan and lease losses and unfunded loan commitments and letters of credit based on our assessment of risk inherent in the loan portfolios. The costs incurred by operations and other support areas not directly aligned with the businesses are allocated primarily based on the use of services.

Total business segment financial results differ from total consolidated results. The impact of these differences is reflected in the “Intercompany Eliminations” and “Other” categories. “Intercompany Eliminations” reflects activities conducted among our businesses that are eliminated in the consolidated results. “Other” includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, related net securities gains or losses, certain trading activities, equity management activities and minority interest in income of BlackRock, differences between business segment performance reporting and financial statement reporting (GAAP), and corporate overhead.

BUSINESS SEGMENT PRODUCTS AND SERVICES

Consumer Banking provides deposit, lending, brokerage, trust, investment management and cash management services to consumer and small business customers within our primary geographic area. Brokerage services are provided through PNC Investments, LLC, and J.J.B. Hilliard, W.L. Lyons, Inc. In March 2004, PNC sold certain investment consulting activities of its Hawthorn unit and recognized a pretax gain of $10 million on this sale during the first quarter of 2004. Consumer Banking also serves as investment manager and trustee for employee benefit plans and charitable and endowment assets and provides nondiscretionary defined contribution plan services and investment options through its Vested Interest® product. These services are provided to individuals and corporations primarily within our primary geographic markets. See Note 3 Acquisitions for further information regarding United National, the results of which are primarily captured in Consumer Banking.

Institutional Banking provides lending, treasury management, and capital markets-related products and services and commercial loan servicing to mid-sized corporations, government entities and selectively to large corporations. Lending products include secured and unsecured loans, letters of credit and equipment leases. Treasury management services include cash and investment management, receivables management, disbursement services, funds transfer services, information reporting, and global trade services. Capital markets-related products include foreign exchange, derivatives, loan syndications and securities underwriting and distribution. Institutional Banking provides products and services generally within our primary geographic markets and provides certain products and services nationally.

BlackRock is one of the largest publicly traded investment management firms in the United States with approximately $342 billion of assets under management at December 31, 2004. BlackRock manages assets on behalf of institutional and individual investors worldwide through a variety of equity, fixed income, cash management and alternative investment products. Mutual funds include the flagship fund families, BlackRock Funds and BlackRock Liquidity Funds (formerly BlackRock Provident Institutional Funds). In addition, BlackRock provides risk management, investment system outsourcing and financial advisory services to institutional investors.

PFPC is among the largest providers of mutual fund transfer agency and accounting and administration services in the United States, offering a wide range of fund processing services to the investment management industry, and providing processing solutions to the international marketplace through its Ireland and Luxembourg operations.

Results Of Businesses

Year ended December 31 In millions	Consumer Banking	Institutional Banking	BlackRock	PFPC	Other	Intercompany Eliminations	Consolidated
2004
INCOME STATEMENT
Net interest income (expense)	$1,467	$693	$34	$(47)	$(184)	$6	$1,969
Noninterest income	1,223	573	725	810	294	(62)	3,563

Total revenue	2,690	1,266	759	763	110	(56)	5,532
Provision for credit losses	61	5			(14)		52
Depreciation and amortization	60	22	21	45	68		216
Other noninterest expense	1,611	649	538	601	180	(60)	3,519

Earnings before minority and other interests and income taxes	958	590	200	117	(124)	4	1,745
Minority and other interests in income of consolidated entities		(43)	5		48		10
Income taxes	348	190	52	47	(101)	2	538

Earnings (a)	$610	$443	$143	$70	$(71)	$2	$1,197

Inter-segment revenue	$10	$7	$33		$6	$(56)

AVERAGE ASSETS (b)	$24,496	$22,073	$1,145	$2,054	$27,381	$(1,883)	$75,266

2003
INCOME STATEMENT
Net interest income (expense)	$1,326	$676	$22	$(54)	$26		$1,996
Noninterest income	1,177	602	598	760	209	$(89)	3,257

Total revenue	2,503	1,278	620	706	235	(89)	5,253
Provision for credit losses	43	121			13		177
Depreciation and amortization	47	20	21	21	73		182
Other noninterest expense	1,527	614	348	578	305	(78)	3,294

Earnings before minority and other interests and income taxes	886	523	251	107	(156)	(11)	1,600
Minority and other interests in income of consolidated entities		(21)			53		32
Income taxes	320	153	96	43	(67)	(6)	539

Earnings (a)	$566	$391	$155	$64	$(142)	$(5)	$1,029

Inter-segment revenue	$45	$5	$18	$7	$14	$(89)

AVERAGE ASSETS (b)	$19,463	$21,023	$967	$1,909	$25,815	$(1,898)	$67,279

2002
INCOME STATEMENT
Net interest income (expense)	$1,276	$761	$9	$(64)	$215		$2,197
Noninterest income	1,168	601	577	810	142	$(101)	3,197

Total revenue	2,444	1,362	586	746	357	(101)	5,394
Provision for credit losses	50	256			3		309
Depreciation and amortization	45	20	20	12	72		169
Other noninterest expense	1,457	558	342	619	169	(87)	3,058

Earnings before minority and other interests and income taxes	892	528	224	115	113	(14)	1,858
Minority and other interests in income of consolidated entities		(2)			39		37
Income taxes	325	143	91	46	21	(5)	621

Earnings (a)	$567	$387	$133	$69	$53	$(9)	$1,200

Inter-segment revenue	$58	$7	$16	$8	$12	$(101)

AVERAGE ASSETS (b)	$18,994	$22,460	$864	$1,888	$24,354	$(1,971)	$66,589

(a)	From continuing operations.
(b)	Period-end balances for BlackRock.

NOTE 26 COMPREHENSIVE INCOME

Details of other comprehensive income (loss) are as follows (in millions):

	Pretax	Tax	After-tax
Net unrealized securities gains (losses)
Balance at January 1, 2002			$(86)
2002 activity
Increase in net unrealized gains for securities held at year-end	$349	$(121)	228
Less: net losses realized in net income (a)	(57)	20	(37)

Net unrealized securities gains	406	(141)	265

Balance at December 31, 2002			179
2003 activity
Increase in net unrealized losses for securities held at year-end	(159)	55	(104)
Less: net gains realized in net income (a)	111	(39)	72

Net unrealized securities losses	(270)	94	(176)

Balance at December 31, 2003			3
2004 activity
Increase in net unrealized losses for securities held at year-end	(56)	20	(36)
Less: net gains realized in net income (a)	50	(17)	33

Net unrealized securities losses	(106)	37	(69)

Balance at December 31, 2004			$(66)

(a)	Pretax amounts represent net unrealized gains (losses) as of the prior year-end date that were realized in the subsequent year when the related securities were sold. These amounts differ from net securities gains included in the Consolidated Statement of Income primarily because they do not include gains or losses realized on securities that were purchased and then sold during the same year.

	Pretax	Tax	After-tax
Net unrealized gains (losses) on cash flow hedge derivatives
Balance at January 1, 2002			$98
2002 activity
Increase in net unrealized gains on cash flow hedge derivatives	$136	$(48)	88
Less: net gains realized in net income	79	(28)	51

Net unrealized gains on cash flow hedge derivatives	57	(20)	37

Balance at December 31, 2002			135
2003 activity
Increase in net unrealized losses on cash flow hedge derivatives	(69)	24	(45)
Less: net gains realized in net income	65	(23)	42

Net unrealized losses on cash flow hedge derivatives	(134)	47	(87)

Balance at December 31, 2003			48
2004 activity
Increase in net unrealized losses on cash flow hedge derivatives	(30)	11	(19)
Less: net gains realized in net income	35	(12)	23

Net unrealized losses on cash flow hedge derivatives	(65)	23	(42)

Balance at December 31, 2004			$6

Minimum pension liability adjustment
Balance at January 1, 2002			$(12)
2002 activity	$(3)	$1	(2)

Balance at December 31, 2002			(14)

2003 activity
Balance at December 31, 2003			(14)
2004 activity	(2)	1	(1)

Balance at December 31, 2004			$(15)

Other (b)
Balance at January 1, 2002			$5
2002 activity	$24	$(8)	16

Balance at December 31, 2002			21
2003 activity	3	(1)	2

Balance at December 31, 2003			23
2004 activity	(3)	1	(2)

Balance at December 31, 2004			$21

(b)	Consists of interest-only strip valuation adjustments and foreign currency translation adjustments.

The accumulated balances related to each component of other comprehensive (loss) income are as follows:

December 31 – in millions	2004	2003
Net unrealized securities (losses) gains	$(66)	$3
Net unrealized gains on cash flow hedge derivatives	6	48
Minimum pension liability adjustment	(15)	(14)
Other	21	23

Accumulated other comprehensive (loss) income from continuing operations	$(54)	$60

NOTE 27 FAIR VALUE OF FINANCIAL INSTRUMENTS

	2004		2003
December 31 - in millions	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and short-term assets	$7,126	$7,126	$5,940	$5,940
Securities	16,761	16,761	15,690	15,690
Loans held for sale	1,670	1,670	1,400	1,400
Net loans (excludes leases)	39,691	40,315	32,240	33,003
Other assets	818	818	816	816
Commercial mortgage servicing rights	242	321	209	246
Financial derivatives
Fair value hedges	217	217	291	291
Cash flow hedges			75	75
Free-standing derivatives	699	699	615	615

Liabilities
Demand, savings and money market deposits	40,098	40,098	36,373	36,373
Time deposits	13,171	13,187	8,868	9,046
Borrowed funds	12,211	12,429	11,684	12,210
Financial derivatives
Fair value hedges	7	7	8	8
Cash flow hedges	1	1	9	9
Free-standing derivatives	713	713	637	637
Unfunded loan commitments and letters of credit	57	76	76	91

The aggregate fair values in the table above do not represent our underlying market value as the table excludes the following:

•	real and personal property,

•	lease financing,

•	loan customer relationships,

•	deposit customer intangibles,

•	retail branch networks,

•	fee-based businesses, such as asset management and brokerage, and

•	trademarks and brand names.

Fair value is defined as the estimated amount at which a financial instrument could be exchanged in a current transaction between willing parties, or other than in a forced or liquidation sale. However, it is not our intention to immediately dispose of a significant portion of such financial instruments, and unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows. The derived fair values are subjective in nature and involve uncertainties and significant judgment. Therefore, they cannot be determined with precision. Changes in our assumptions could significantly impact the derived fair value estimates.

We used the following methods and assumptions to estimate fair value amounts for financial instruments.

GENERAL

For short-term financial instruments realizable in three months or less, the carrying amount reported in the consolidated balance sheet approximates fair value. Unless otherwise stated, the rates used in discounted cash flow analyses are based on market yield curves.

CASH AND SHORT-TERM ASSETS

The carrying amounts reported in the consolidated balance sheet for cash and short-term investments approximate fair values primarily due to their short-term nature. For purposes of this disclosure only, short-term assets include the following:

•	due from banks,

•	interest-earning deposits with banks,

•	federal funds sold and resale agreements,

•	trading securities,

•	customers’ acceptance liability, and

•	accrued interest receivable.

SECURITIES

The fair value of securities is based on quoted market prices, where available. If quoted market prices are not available, fair value is estimated using the quoted market prices of comparable instruments.

NET LOANS AND LOANS HELD FOR SALE

Fair values are estimated based on the discounted value of expected net cash flows incorporating assumptions about prepayment rates, credit losses and servicing fees and costs. For revolving home equity loans, this fair value does not include any amount for new loans or the related fees that will be generated from the existing customer relationships. In the case of nonaccrual loans, scheduled cash flows exclude interest payments. The carrying value of loans held for sale approximates fair value.

Loans are presented above net of the allowance for loan and lease losses.

OTHER ASSETS

Other assets as shown in the accompanying table include the following:

•	Noncertificated interest-only strips,

•	FHLB and FRB stock,

•	Equity investments carried at cost, and

•	Private equity investments.

The carrying amounts of private equity investments are recorded at fair value. Fair value of the noncertificated interest-only strips is estimated based on the discounted value of expected net cash flows. The equity investments carried at cost, including the FHLB and FRB stock, have a carrying value of approximately $178 million as of December 31, 2004, which approximates fair value.

COMMERCIAL MORTGAGE SERVICING RIGHTS

Fair value is based on the present value of the future cash flows, including assumptions as to prepayment speeds, discount rates, interest rates, cost to service and other factors.

DEPOSITS

The carrying amounts of noninterest-bearing demand and interest-bearing money market and savings deposits approximate fair values. For time deposits, which include foreign deposits, fair values are estimated based on the discounted value of expected net cash flows assuming current interest rates.

BORROWED FUNDS

The carrying amounts of federal funds purchased, commercial paper, acceptances outstanding and accrued interest payable are considered to be their fair value because of their short-term nature. For all other borrowed funds, fair values are estimated based on the discounted value of expected net cash flows assuming current interest rates.

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT

The fair value of unfunded loan commitments and letters of credit is our estimate of the cost to terminate them. For purposes of this disclosure, this fair value is the sum of the deferred fees currently recorded by us on these facilities and the liability established on these facilities related to their creditworthiness.

FINANCIAL DERIVATIVES

For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange-traded contracts, fair value is based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics.

NOTE 28 COMMITMENTS AND GUARANTEES

EQUITY FUNDING COMMITMENTS

We had commitments to make additional equity investments in certain equity management entities of $119 million and affordable housing limited partnerships of $44 million at December 31, 2004.

STANDBY LETTERS OF CREDIT

We issue standby letters of credit and have risk participations in standby letters of credit issued by other financial institutions, in each case to support obligations of our customers to third parties. If the customer fails to meet its financial or performance obligation to the third party under the terms of the contract, then upon the request of the guaranteed party, we would be obligated to make payment to them. The standby letters of credit and risk participations in standby letters of credit outstanding on December 31, 2004 had terms ranging from less than one year to ten years. The aggregate maximum amount of future payments we could be required to make under outstanding standby letters of credit and risk participations in standby letters of credit was $5.3 billion at December 31, 2004.

Assets valued as of December 31, 2004 of approximately $900 million secured certain specifically identified standby letters of credit. Approximately $1.6 billion in recourse provisions from third parties was also available for this purpose as of December 31, 2004. In addition, a portion of the remaining standby letters of credit and letter of credit risk participations issued on behalf of specific customers is also secured by collateral or guarantees that secure the customers’ other obligations to us. The carrying amount of the liability for our obligations related to standby letters of credit was $48 million at December 31, 2004.

STANDBY BOND PURCHASE AGREEMENTS AND OTHER LIQUIDITY FACILITIES

We enter into standby bond purchase agreements to support municipal bond obligations and enter into certain other liquidity facilities to support individual pools of receivables acquired by unrelated commercial paper conduits. At December 31, 2004, our total commitments under these facilities were $259 million and $292 million, respectively.

INDEMNIFICATIONS

We are a party to numerous acquisition or divestiture agreements under which we have purchased or sold, or agreed to purchase or sell, various types of assets. These agreements can cover the purchase or sale of:

•	Entire businesses,

•	Loan portfolios,

•	Branch banks,

•	Partial interests in companies, or

•	Other types of assets.

These agreements generally include indemnification provisions under which we indemnify the third parties to these agreements against a variety of risks to the indemnified parties as a result of the transaction in question. When PNC is the seller, the indemnification provisions will generally also provide the buyer with protection relating to the quality of the assets we are selling and the extent of any liabilities being assumed by the buyer. Due to the nature of these indemnification provisions, we cannot quantify the total potential exposure to us resulting from them.

We provide indemnification in connection with securities offering transactions in which we are involved. When we are the issuer of the securities, we provide indemnification to the underwriters or placement agents analogous to the indemnification provided to the purchasers of businesses from us, as described above. When we are an underwriter or placement agent, we provide a limited indemnification to the issuer related to our actions in connection with the offering and, if there are other underwriters, indemnification to the other underwriters intended to result in an appropriate sharing of the risk of participating in the offering. Due to the nature of these indemnification provisions, we cannot quantify the total potential exposure to us resulting from them.

We enter into certain types of agreements that include provisions for indemnifying third parties, such as:

•	Agreements relating to providing various servicing and processing functions to third parties,

•	Agreements relating to the creation of trusts or other legal entities to facilitate leasing transactions, commercial mortgage-backed securities transactions (loan securitizations) and certain other off-balance sheet transactions,

•	Syndicated credit agreements, as a syndicate member,

•	Sales of individual loans, and

•	Litigation settlement agreements.

Due to the nature of these indemnification provisions, we cannot calculate our aggregate potential exposure under them.

We enter into certain types of agreements, including leases, assignments of leases, and subleases, in which we agree to indemnify third parties for acts by our agents, assignees and/or sublessees, and employees. While we do not believe these indemnification liabilities are material, either individually or in total, we cannot calculate our potential exposure.

We enter into contracts for the delivery of technology service in which we indemnify the other party against claims of patent and copyright infringement by third parties. Due to the nature of these indemnification provisions, we cannot calculate our aggregate potential exposure under this type of indemnification.

We engage in certain insurance activities which require our employees to be bonded. We satisfy this bonding requirement by issuing letters of credit in a total amount of approximately $5 million.

In the ordinary course of business, we enter into contracts with third parties under which the third parties provide services on behalf of PNC. In many of these contracts, we agree to indemnify the third party service provider under certain circumstances. The terms of the indemnity vary from contract to contract and the amount of the indemnification liability, if any, cannot be determined.

We are a general or limited partner in certain asset management and investment limited partnerships, many of which contain indemnification provisions that would require us to make payments in excess of our remaining funding commitments. While in certain of these partnerships the maximum liability to us is limited to the sum of our unfunded commitments and partnership distributions received by us, in the others the indemnification liability is unlimited. As a result, we cannot determine our aggregate potential exposure for these indemnifications.

Pursuant to their bylaws, PNC and its subsidiaries provide indemnification to directors, officers and, in some cases, employees and agents against certain liabilities incurred as a result of their service on behalf of or at the request of PNC and its subsidiaries. PNC and its subsidiaries also advance on behalf of covered individuals costs incurred in connection with certain claims or proceedings, subject to written undertakings by each such individual to repay all amounts so advanced if it is ultimately determined that the individual is not entitled to indemnification. We advanced such costs on behalf of several such individuals with respect to pending litigation or investigations during 2004. It is not possible for us to determine the aggregate potential exposure resulting from the obligation to provide this indemnity or to advance such costs.

In connection with the lending of securities held by PFPC as an intermediary on behalf of certain of its clients, we provide indemnification to those clients against the failure of the borrowers to return the securities. The market value of the securities lent is fully secured on a daily basis; therefore, the exposure to us is limited to temporary shortfalls in the collateral as a result of short-term fluctuations in trading prices of the loaned securities. At December 31, 2004, the total maximum potential exposure as a result of these indemnity obligations was approximately $6.6 billion, although we held collateral at the time in excess of that amount.

CONTINGENT PAYMENTS IN CONNECTION WITH CERTAIN ACQUISITIONS

A number of the acquisition agreements to which we are a party and under which we have purchased various types of assets, including the purchase of entire businesses, partial interests in companies, or other types of assets, require us to make additional payments in future years if certain predetermined goals occur within a specific time period. As some of these provisions do not specify dollar limitations, we cannot quantify our total exposure resulting from these agreements.

NOTE 29 UNUSED CREDIT FACILITY

Through a wholly owned non-bank subsidiary, the parent company can raise additional liquidity, which may be used for general corporate purposes, by drawing on a non-reciprocal $200 million credit facility. This facility expires in March 2006, but may be renewed. No amounts were outstanding on this facility at December 31, 2004.

NOTE 30 PARENT COMPANY

Summarized financial information of the parent company is as follows:

Statement Of Income

Year ended December 31 - in millions	2004	2003	2002
OPERATING REVENUE
Dividends from:
Bank subsidiaries	$895	$874	$525
Non-bank subsidiaries	187	68	71
Interest income	4	2	3
Noninterest income			1

Total operating revenue	1,086	944	600

OPERATING EXPENSE
Interest expense	42	49	50
Other expense	5	26	77

Total operating expense	47	75	127

Income before income taxes and equity in undistributed net income of subsidiaries	1,039	869	473
Income tax benefits	(17)	(26)	(52)

Income before equity in undistributed net income of subsidiaries	1,056	895	525
Bank subsidiaries	98	189	631
Non-bank subsidiaries	43	(83)	28

Net income	$1,197	$1,001	$1,184

Balance Sheet

December 31 - in millions	2004	2003
ASSETS
Cash and due from banks	$1	$2
Short-term investments with subsidiary bank	8
Securities available for sale	383	30
Investments in:
Bank subsidiaries	6,414	5,997
Non-bank subsidiaries	1,556	1,718
Other assets	197	201

Total assets	$8,559	$7,948

LIABILITIES
Non-bank affiliate borrowings		$218
Subordinated debt	$871	822
Accrued expenses and other liabilities	215	263

Total liabilities	1,086	1,303

SHAREHOLDERS’ EQUITY	7,473	6,645

Total liabilities and shareholders’ equity	$8,559	$7,948

Commercial paper and all other debt issued by PNC Funding Corp., a wholly owned finance subsidiary, is fully and unconditionally guaranteed by the parent company. In addition, in connection with certain affiliates’ commercial mortgage servicing operations, the parent company has committed to maintain such affiliates’ net worth above minimum requirements.

The parent company paid income tax payments of $9 million in 2004 and received net income tax refunds of $44 million in 2003 and $36 million in 2002. Such refunds represent the parent company’s portion of consolidated income taxes. The parent company paid interest of $62 million in 2004, $51 million in 2003 and $45 million in 2002.

Statement Of Cash Flows

Year ended December 31 - in millions	2004	2003	2002
OPERATING ACTIVITIES
Net income	$1,197	$1,001	$1,184
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Equity in undistributed net (earnings) loss of subsidiaries	(141)	(106)	(659)
Other	(18)	55	10

Net cash provided by operating activities	1,038	950	535

INVESTING ACTIVITIES
Net capital returned from (contributed to) subsidiaries	495	98	(125)
Securities available for sale
Sales and maturities	1,638	1,927	1,556
Purchases	(1,991)	(1,759)	(1,655)
Cash paid in acquisition	(290)
Other		(12)	(1)

Net cash provided (used) by investing activities	(148)	254	(225)

FINANCING ACTIVITIES
Borrowings from non-bank subsidiary	1,100	145	393
Repayments on borrowings from non-bank subsidiary	(1,318)	(669)	(223)
Acquisition of treasury stock	(251)	(557)	(62)
Cash dividends paid to shareholders	(566)	(546)	(546)
Issuance of stock	144	124	128
Issuance of subordinated debt		300

Net cash used in financing activities	(891)	(1,203)	(310)

Increase (decrease) in cash and due from banks	(1)	1
Cash and due from banks at beginning of year	2	1	1

Cash and due from banks at end of year	$1	$2	$1

NOTE 31 SUBSEQUENT EVENTS

On January 18, 2005, our ownership in BlackRock was transferred from PNC Bank, N.A. to PNC Bancorp, Inc., our intermediate bank holding company. The transfer was effected primarily to give BlackRock more operating flexibility, particularly in connection with its acquisition of SSRM. As a result of the transfer, certain deferred tax liabilities recorded by PNC will be reversed in the first quarter of 2005 in accordance with SFAS 109. Based on our assumptions and subject to completion of a tax basis analysis by a third party, we currently expect the impact of the reversal of deferred tax liabilities to increase our earnings by $45 million, or approximately $.16 per diluted share, in the first quarter of 2005.

In February 2005, BlackRock issued $250 million aggregate principal amount of convertible debentures (the “Debentures”), which will be due in 2035 and bear interest at an annual rate of 2.625%. BlackRock used a portion of the net proceeds from this issuance to retire a $150 million bridge promissory note, the proceeds of which were used to fund a portion of the purchase price of its acquisition of SSRM on January 31, 2005, and plans to use the remainder of the net proceeds for general corporate purposes.

Prior to February 15, 2009, the Debentures will be convertible, only under certain conditions, at the option of the holder into cash and, in certain circumstances, shares of BlackRock’s class A common stock at an initial conversion rate of 9.7282 shares of class A common stock per $1,000 principal amount of Debentures, subject to adjustments, representing a premium of 32.5% to the last reported sale price of BlackRock’s class A common stock on February 16, 2005 of $77.58. On and after February 15, 2009, the Debentures will be convertible at any time prior to maturity at the option of the holder into cash and, in certain circumstances, shares of BlackRock class A common stock at the above initial conversion rate, subject to adjustments.

Beginning February 20, 2010, BlackRock may redeem any of the Debentures at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and accrued and unpaid liquidated damages, if any. Holders may require BlackRock to repurchase the Debentures at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, including contingent interest and accrued and unpaid liquidated damages, if any, on February 15, 2010, 2015, 2020, 2025 and 2030, or at any time prior to their maturity upon the occurrence of certain events.

In January 2005, PFPC settled outstanding litigation with a former transfer agency client that terminated its contractual relationship with PFPC during 2004. PFPC accepted approximately $10 million from the former client to settle the matter, which will be reflected in our first quarter 2005 results and in the PFPC business segment results.